Exhibit 99.1

ASSET PURCHASE AGREEMENT

dated as of

November 14, 2004

between

KRAFT FOODS GLOBAL, INC.

and

WM. WRIGLEY JR. COMPANY

ATTACHMENTS & EXHIBITS

Attachment A	Disclosure Schedule

	Section 2.01(b)(i)	Multi-Product Plants
	Section 2.01(b)(ii)	Co-Manufacturing Plants
	Section 2.01(b)(iii)	Plant Assets
	Section 2.01(c)	Vehicles
	Section 2.01(d)	Inventory
	Section 2.01(f)	UPC Codes
	Section 2.01(g)	Registered Business Intellectual Property Rights
	Section 2.01(h)	Licensed Intellectual Property Rights

Section 2.02(j)	Excluded Contracts
Section 2.04(j)	Excluded Liabilities
Section 3.03	Regulatory Approvals
Section 3.05	Required Consents
Section 3.06(a)	Unaudited Statement of Assets and Liabilities and Incremental EBIT
Section 3.06(b)	Financial Statements Exceptions
Section 3.06(c)	Adjustments and Pro Forma Financials
Section 3.08	Absence of Certain Changes
Section 3.09(a)	Material Contracts
Section 3.09(b)	Material Contracts
Section 3.10	Litigation
Section 3.11	Compliance With Laws and Court Orders
Section 3.12(a)	Real Property
Section 3.12(c)	Liens
Section 3.12(f)	Capital Expenditures
Section 3.13(b)	Intellectual Property Exceptions
Section 3.13(c)	Proceedings Against Licensed Intellectual Property Rights
Section 3.13(d)	Intellectual Property Licenses to Third Parties
Section 3.15	Environmental Compliance
Section 3.17	Trade Promotions
Section 3.18	Coupons
Section 3.20	Customers
Section 3.21	Undisclosed Liabilities
Section 3.22	Product Liability
Section 3.23	Collective Bargaining Agreements
Section 5.01	Conduct of the Business
Section 7.01	Further Assurances
Section 7.04	Certain Required Consents
Section 7.11	China Joint Venture
Section 9.01(a)	Employee Benefit Plans
Section 9.01(b)	Employee Plans Subject to Title IV of ERISA
Section 9.01(d)	Benefit Arrangements
Section 9.01(e)	International Plans
Section 9.01(f)	Post Retirement Medical and Health Plans
Section 9.02(a)	US Employees
Section 9.02(b)	US Nonrepresented Offered Employees
Section 9.07(b)	EU and Romanian Transferred Employees

v

Exhibit A	Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D-1	Terms of Co-Manufacturing Agreement with Buyer as Co-Manufacturer
Exhibit D-2	Terms of Co-Manufacturing Agreement with Seller as Co-Manufacturer
Exhibit E-1A	Form of Creme Savers Trademark License Agreement for Yogurt Products
Exhibit E-1B	Form of Creme Savers Trademark License Agreement for Pudding Products
Exhibit E-2	Form of LifeSavers Trademark License Agreement
Exhibit E-3	Form of Silvana Trademark License Agreement

ASSET PURCHASE AGREEMENT

          AGREEMENT (this “Agreement”) dated as of November 14, 2004 between Kraft Foods Global, Inc., a Delaware corporation (“Seller”) and Wm. Wrigley Jr. Company, a Delaware corporation (“Buyer”).

W I T N E S S E T H :

          WHEREAS, Buyer desires to purchase, or cause one or more of its Subsidiaries (as defined below) to purchase, the Purchased Assets (as defined below) and to assume, or cause one or more of its Subsidiaries to assume, the Assumed Liabilities (as defined below) from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Purchased Assets and transfer the Assumed Liabilities to Buyer and its Subsidiaries, upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

          Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Business” means the (i) development, manufacturing, processing, packaging, marketing, distribution and sale of non-chocolate confectionery products, including candies, mints, gum, gummies and strips (as applicable) under the Altoids, Artic, Callard and Bowser, Creme Savers, Gummi Savers, LifeSavers, Trolli, Silvana, Smith Kendon, Sugus and York Fruits brands, other than Altoids strips, and (ii) operation of the candystand.com, altoids.com and other Internet sites listed on Section 2.01(g) of the Disclosure Schedule, in each case, as currently conducted by Seller and its Subsidiaries.

          “Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Chicago, Illinois are not required to be open, or as applicable in Bucharest, Romania or London, UK.

          “China Closing Date” means the date on which the China Sugus Assets are transferred to, and the China Sugus Liabilities are assumed by, Buyer or one or more of its Subsidiaries as contemplated by Section 7.11 of the Disclosure Schedule.

          “China Joint Venture” means the joint venture in the People’s Republic of China owned in part by Subsidiaries of Seller which manufactures, processes, packages and sells, among other things, Sugus brand candies.

          “China Sugus Assets” means the assets, properties, rights and interests of Seller and its Subsidiaries that are used or held for use by Seller and its Subsidiaries (including the China Joint Venture) exclusively in the conduct of the China Sugus Business, including the China Sugus Trademarks, to the extent described in one or more of clauses (a) through (n) of Section 2.01.

          “China Sugus Business” means the manufacturing, processing, packaging and sale of non-chocolate confectionery candies under the Sugus brand as conducted by Seller and its Subsidiaries (involving the China Joint Venture).

          “China Sugus Liabilities” means the Assumed Liabilities associated with the China Sugus Business.

          “China Sugus Trademarks” means the Intellectual Property Rights listed on Section 7.11 of the Disclosure Schedule.

          “Competition Law” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that provide for merger control or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

          “Dedicated Plants” means, collectively, the US Dedicated Plants, the UK Dedicated Plant and the Romanian Dedicated Plant.

          “Deeds” means deeds, in a form mutually satisfactory to Buyer and Seller, duly executed by Seller, conveying to Buyer fee simple title to the US Dedicated Plants free and clear of all Liens, except for Permitted Liens.

          “Disclosure Schedule” means the disclosure schedule attached as Attachment A to this Agreement, as the same may be superseded pursuant to Section 2.07(n) or Section 13.15(a).

          “Environmental Laws” means any federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

          “Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the Business (as currently or previously conducted), or any activities or operations occurring or conducted at the Dedicated Plants (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law (including any matter disclosed or required to be disclosed on Section 3.15 of the Disclosure Schedule).

          “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          “EU Transferred Employees” means the employees identified as EU Transferred Employees on Section 9.07(b) of the Disclosure Schedule.

          “GAAP” means generally accepted accounting principles in the U.S.

          “Governmental Entity” shall mean any government, whether federal, state, national, local or foreign, or a court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or the Commission of the European Communities or any authority, agency, court or body constituted or administered thereby.

          “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5 or defined as such by, or regulated as such under, any Environmental Law.

          “Improvements, Fixtures and Appurtenances” means (i) all buildings, structures and improvements located on the Dedicated Plants, (ii) all fixtures, machinery, apparatus or equipment affixed to the Dedicated Plants and (iii) all right, title and interest of Seller or any of its Subsidiaries in and to all easements, if any, in or upon the Dedicated Plants and in and to all other rights and appurtenances belonging or in any way pertaining to the Dedicated Plants.

          “Intellectual Property Right” means any trademark, service mark, trade name, patent, copyright (including any registrations or applications for registration of any of the foregoing), trade secret, domain name, trade dress or any other intellectual property right.

          “Knowledge of Seller,” “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement concerning a particular subject, area or aspect of the Business means (i) the actual knowledge of any one or more of Tracey Beck, Daryl Brewster, Michele Buck, Tom Giller, Stephen Lee, Chris Peddy, Jim Sterbenz, Brian Beglin and Don Valenzano and (ii) knowledge which any one or more of such individuals would reasonably be expected to have in light of the functional responsibilities of such individuals with respect to the Business.

          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, encroachment, defect of title, security interest or encumbrance in respect of such property or asset.

          “Material Adverse Effect” means any state of facts, change, event, action, omission, loss, damage or prejudice that individually, or in the aggregate, has resulted in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Business (other than any Excluded Assets or Excluded Liabilities), except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, including compliance by Seller with its covenants hereunder, or the announcement or consummation of this Agreement or such transactions, (ii) changes or conditions affecting the food or candy industry generally that do not affect the Business in a manner that is considerably disproportionate relative to the manner in which other companies or businesses in the food or candy industry are affected by such changes or conditions or (iii) changes in economic, regulatory or political conditions generally that do not affect the Business in a manner that is considerably disproportionate relative to the manner in which other companies or businesses in the food or candy industry are affected by such changes.

          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Prime Rate” means, for any day, the rate per annum equal to the “Prime Rate” for such day as published in The Wall Street Journal, Eastern Edition.

          “Real Estate Closing Deliveries” means, collectively, the Deeds, the Title Insurance Policies, the Surveys, the Transfer of the UK Dedicated Plant and the Romanian Sale-Purchase Agreement for Real Estate and all documents and information required to be delivered under any of such deliveries.

          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          “Romanian Business” means that portion of the Business which is conducted at and from the Romanian Dedicated Plant.

          “Romanian Dedicated Plant” means the land (with surface of 9,866 square meters) and Improvements, Fixtures and Appurtenances located at 3 A1. I. Cuza Street, Brasov, Romania, the property being registered at Brasov Land Registry under number 30265.

          “Romanian Labor Code” means the Romanian Labor Code of January 24, 2003, as amended.

          “Romanian Sale-Purchase Agreement for Real Estate” means an instrument conveying the Romanian Dedicated Plant to Buyer (or a Subsidiary of Buyer) in a form mutually satisfactory to Buyer and Seller.

          “Romanian Transferred Employees” means the employees designated as such on Section 9.07(b) of the Disclosure Schedule.

          “Subsidiary” means with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          “Surveys” means surveys of the US Dedicated Plants prepared by surveyors licensed in the states in which such plants are located and (i) certified to Seller, Buyer, Buyer’s lender (if any) and the title insurance company in accordance with a form of certification which is reasonably acceptable to Seller, such certification to include a statement that the Surveys have been prepared in accordance with 1999 (or most recent) minimum standard detail requirements for land surveys jointly adopted by ALTA/ACSM and to include Table A Items 2-4, 6-11 and 13-16 and (ii) showing no Liens which are not Permitted Liens or which are not insured over by the title company in a manner reasonably satisfactory to Buyer or otherwise reasonably acceptable to Buyer.

          “Tax Return” means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with any Governmental Entity with respect to Taxes.

          “Taxes” means any federal, national, state, local, county, foreign or other taxes, including income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, escheat, environmental, mining, transfer, sales, use, ad valorem, value added, gains, payroll, wage, surtax, asset, production, estimated, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, duties, impositions, social contribution, recapture, stamp, withholding and other taxes, assessments, duties, fees, levies, imposts and other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), including interest, penalties, additions to tax or additional amounts with respect to such items, and shall include any liability for any such amounts as a result either of being a member of a combined, consolidated, unitary, affiliated or other similar group or of a contractual obligation to indemnify any Person, regardless of whether disputed.

          “Technical Information” means formulas, recipes, specifications, technical drawings, processes, process sheets, manufacturing process descriptions, know-how, manufacturing data, technology, inventions, quality assurance specifications and processes and other similar information, whether or not protected as confidential information.

          “Title Insurance Policies” means ALTA (Form B-1992) Owner Policies of Title Insurance with respect to each US Dedicated Plant issued by First American Title Insurance Company, each in an amount equal to the fair market value of the applicable insured US Dedicated Plant (as reasonably determined by the parties), insuring that good and marketable title to such Dedicated Plants is vested in Buyer, subject to no Liens other than the Permitted Liens, and containing such endorsements as are reasonably requested by Buyer (including, without limitation, an endorsement providing “extended coverage” over the standard exceptions contained in such form of Owner Policies of Title Insurance).

          “Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Co-Manufacturing Agreements, the Trademark License Agreements, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Copyright Assignment Agreement, the Deeds, the Romanian Sale-Purchase Agreement for Real Estate, the Transfer of the UK Dedicated Plant and all other agreements and documents executed pursuant to this Agreement.

          “Transfer of the UK Dedicated Plant” means an instrument conveying the UK Dedicated Plant to Buyer (or a Subsidiary of Buyer) in a form mutually satisfactory to Buyer and Seller.

          “Transferred Employees” means the US Transferred Employees, the EU Transferred Employees and the Romanian Transferred Employees, collectively.

          “UK” means the United Kingdom of Great Britain and Northern Ireland.

          “UK Business” means that portion of the Business which is conducted at and from the UK Dedicated Plant.

          “UK Dedicated Plant” means the land and Improvements, Fixtures and Appurtenances located at Waterton Industrial Estate Bridgend South Wales UK being the property registered at HM Land Registry under title number WA241761.

          “UK Purchased Assets” means the Purchased Assets associated with the Business in the UK.

          “US Dedicated Plant” means the land and Improvements, Fixtures and Appurtenances located at 500 Industrial Parkway, Creston, Iowa 50800 and 3002 Jersey Pike, Chattanooga, Tennessee 37421.

          “US Offered Employees” means US Nonrepresented Offered Employees and US Represented Offered Employees.

          (b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	2.08
Additional Assets	2.01
Adjustment Date	8.02
Agreement	Preamble
Allocation Statement	2.06
Assignment and Assumption Agreement	2.07
Assumed Liabilities	2.03
Base Purchase Price	2.06
Benefit Arrangements	9.01
Buyer	Preamble
Buyer’s Savings Plan	9.04
Bill of Sale	2.07
Cause	9.02
CBAs	9.08
Closing	2.07
Closing Date	2.01
Closing Inventory Amount	2.08
Code	2.06
Co-Manufacturing Agreements	2.07
Co-Manufacturing Plants	2.01
Confidentiality Agreement	6.01
Contracts	2.01
Copyright Assignment Agreement	2.07
Damages	11.02
Emoluments	9.07

Term	Section

Employee Plans	9.01
Employment Regulations	9.07
EP Act	3.15
ERISA	9.01
Excluded Assets	2.02
Excluded Contracts	2.02
Excluded Liabilities	2.04
Excluded Records	2.01
FDA Act	3.07
Final Inventory Amount	2.09
Final Purchase Price	2.06
GST	8.03
HSR Act	3.03
IBAs	8.01
IMC	7.12
IMC Royalty Revenues	7.12
Indemnified Party	11.03
Indemnifying Party	11.03
International Plans	9.01
Inventory	2.01
Licensed Business Intellectual Property Rights	3.13
Material Contracts	3.09
Multi-Product Plants	2.01
Nonrecoverable Transfer Taxes	8.03
Owned Business Intellectual Property Rights	3.13
Patent Assignment Agreement	2.07
Permitted Liens	3.12
Post-Closing Invoices	7.09
Potential Contributor	11.05
PST	8.03
Purchased Assets	2.01
QST	8.03
Records	7.02
Recoverable Transfer Taxes	7.02
Registered Business Intellectual Property Rights	3.13
Relevant Associate	8.10
Reported Financial Statements	3.06
Required Consents	3.05
Romania VAT	8.03
Royalty Revenues	7.12
Scheme	9.07
Seller	Preamble
Seller Retirement Plan	9.05
Seller Trademarks	7.08
Target Closing Inventory Amount	2.08
Third Party Claim	11.03

Term	Section

Trademark Assignment Agreement	2.07
Trademark License Agreements	2.07
Trade Promotions	3.17
Transition Services Agreement	2.07
UK VAT	8.05
UK VATA	8.06
US Employees	9.02
US Nonrepresented Employees	9.02
US Nonrepresented Offered Employees	9.02
US Nonrepresented Transferred Employees	9.02
US Represented Employees	9.02
US Represented Offered Employees	9.02
US Represented Transferred Employees	9.02
US Transferred Employees	9.02
WARN Act	7.07
Warranty Breach	11.02

ARTICLE 2
PURCHASE AND SALE

          Section 2.01.  Purchase and Sale.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement subject to Section 7.11 (including Section 7.11 of the Disclosure Schedule), Buyer agrees to purchase, or to cause one or more of its Subsidiaries to purchase, from Seller and its Subsidiaries and Seller agrees, and agrees to cause its Subsidiaries, to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer and its Subsidiaries at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and its Subsidiaries’ legal and beneficial right, title and interest in, to and under the following assets, in each case as the same shall exist on the date of the Closing (the “Closing Date”), except to the extent described in Section 2.02 (collectively, the “Purchased Assets”):

          (a)          the Dedicated Plants;

          (b)          all of the manufacturing, processing and packaging equipment (including any spare parts therefor) and other personal property, including furniture, office equipment and owned (but not leased) desktop and laptop computers, located at the Dedicated Plants or, to the extent used or held for use primarily in the conduct of the Business in the ordinary course, at (i) any multi-product plant listed on Section 2.01(b)(i) of the Disclosure Schedule (the “Multi-Product Plants”) or (ii) any warehouse, copacker facility or other facility listed on Section 2.01(b)(ii) of the Disclosure Schedule (the “Co-Manufacturing Plants”), including, without duplication, the plant assets listed on Section 2.01(b)(iii) to the Disclosure Schedule;

          (c)          all of the vehicles listed on Section 2.01(c) of the Disclosure Schedule;

          (d)          all raw materials, packaging materials, work-in-process, finished goods, supplies and other inventories of the Business located at or in transit to or from any Dedicated Plant or Co-Manufacturing Plant and all finished goods inventory of the Business held on behalf of Seller or located at or in transit to or from any Multi-Product Plant or any warehouse, copacker facility or other facility listed on Section 2.01(d) of the Disclosure Schedule (collectively, the “Inventory”);

          (e)          all rights arising after the Closing Date under all Material Contracts, to the extent relating to the Business, and all other contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, whether written or oral, used or held for use exclusively in the conduct of the Business in the ordinary course (collectively, the “Contracts”);

          (f)          all Technical Information, including the UPC codes listed on Section 2.01(f) of the Disclosure Schedule (but excluding any other UPC or EAN codes), that is used or held for use primarily in, or related to, the conduct of the Business in the ordinary and usual course, as of the Closing Date;

          (g)          all Intellectual Property Rights that are used or held for use primarily in the conduct of the Business in the ordinary course, including all Intellectual Property Rights listed on Section 2.01(g) of the Disclosure Schedule;

          (h)          all licenses to use Intellectual Property Rights that are used or held for use primarily in the conduct of the Business in the ordinary course, including all licenses listed on Section 2.01(h) of the Disclosure Schedule;

          (i)          all computer hardware, including owned (but not leased) desktop and laptop computers, and other systems hardware and networking and communications hardware located at the Dedicated Plants or, to the extent used or held for use primarily to operate any manufacturing, processing or packaging equipment transferred to Buyer hereunder, at any Multi-Product Plant and all software embedded therein (other than software embedded in any desktop or laptop computer) and all manuals, forms, guides and other materials used in connection therewith;

          (j)          all transferable licenses, permits and other governmental authorizations in each case used or held for use primarily in the conduct of the Business;

          (k)          all books, records, files and papers used or held for use primarily in the conduct of the Business, whether in hard copy or electronic format, including personnel records, work books (in Romanian: carti de munca), register of employees (in Romanian: Registrul Salariatilor), files and papers relating to Transferred Employees, schematics, manuals, technical information and engineering data, programming information, computerized data, employment compensation and benefit records (including, in the case of those EU Transferred Employees who are employed in the UK Business, national insurance and pay as you earn records), customer lists, files and information, quality records and reports, research records, cost information, pricing and sales data, market surveys, marketing know-how and data, mailing lists, purchase and sale records and correspondence, advertising records, other survey documents, business plans, test results, product specifications, drawings, diagrams, training manuals and literature; but, notwithstanding any of the above, excluding all books of account, financial records, Tax returns, Tax files and related Tax work papers, all documents prepared in connection with the transactions contemplated by the Transaction Documents and all minute books and corporate records of Seller and its Affiliates, in each case whether in hard copy or electronic format (such excluded materials, the “Excluded Records”);

          (l)          all rights arising or relating to performance from and after the Closing Date in respect of claims, counterclaims, offsets, defenses, credits, refunds and causes of action relating to the Business;

          (m)          all expenses, credits and payments relating exclusively to the Business prepaid or advanced for periods after the Closing Date; and

          (n)          all goodwill of the Business.

          In addition, if Buyer reasonably determines that there exist any assets, rights or other properties of Seller or any of its Subsidiaries that have been necessary to the operation of the Business as conducted by Seller and its Subsidiaries prior to the Closing Date (collectively, the “Additional Assets”), but the Additional Assets would not otherwise be included in the Purchased Assets hereunder, are of no material value to Seller or any of its Subsidiaries in the conduct of their respective businesses after the Closing Date and can be transferred to Buyer or any of its Subsidiaries without imposing any material cost or burden on Seller or any of its Subsidiaries, then all of Seller’s and its Subsidiaries’ right, title and interest in, to and under such Additional Assets shall be deemed to constitute Purchased Assets hereunder, except to the extent described in Section 2.02.

          For purposes of this Section 2.01, with respect to the China Sugus Assets, each reference to “Closing Date” shall be deemed a reference to “China Closing Date”.

          Section 2.02.  Excluded Assets.  Notwithstanding any provision in the Transaction Documents to the contrary, Buyer and its Subsidiaries are purchasing only the Purchased Assets and Buyer expressly understands and agrees that all other assets, properties, rights and interests of Seller and its Affiliates shall be excluded from the Purchased Assets (such excluded assets, the “Excluded Assets”), and, notwithstanding anything to the contrary in this Agreement, none of the following assets, properties, rights or interests of Seller or any of its Affiliates shall be Purchased Assets:

          (a)          all cash and cash equivalents other than petty cash located at the Dedicated Plants;

          (b)          all accounts, notes and other receivables and any collateral or other security relating thereto and all proceeds thereof;

          (c)          all rights arising or relating to performance prior to the Closing Date in respect of claims, counterclaims, offsets, defenses, credits, refunds and causes of action;

          (d)          all insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder and proceeds thereof;

          (e)          all Excluded Records;

          (f)          all rights arising under the Transaction Documents or the transactions contemplated hereby or thereby;

          (g)          all claims for and rights to receive Tax refunds relating to the Business arising prior to the Closing Date, all Tax Returns relating to the Business prior to the Closing Date and any notes, worksheets, files and documents relating thereto;

          (h)          all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals used in the Business, other than that embedded in the assets listed on Section 2.01(b)(iii) of the Disclosure Schedule (other than any desktop or laptop computer) or described in Section 2.01(i);

          (i)          except as otherwise provided in Article 9, all assets relating to or under the Employee Plans or the Benefit Arrangements;

          (j)          all rights arising under all contracts, agreements, leases, licenses, commitments, sale and purchase orders or other instruments, whether written or oral, listed on Section 2.02(j) of the Disclosure Schedule (the “Excluded Contracts”); and

          (k)          all assets sold or otherwise disposed of in the ordinary course of business during the period from the date hereof until the Closing Date not in violation of Seller’s obligations hereunder.

          For purposes of this Section 2.02, with respect to the China Sugus Business, each reference to “Closing Date” shall be deemed a reference to “China Closing Date”.

          Section 2.03.  Assumption of Liabilities.  Except for obligations specifically assumed by Buyer in this Section 2.03, Buyer shall not be deemed to have assumed or agreed to be responsible for the liabilities, obligations and commitments of Seller or its Affiliates, of whatever kind or nature (whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, accrued or not accrued, or otherwise) whether or not arising out of the ownership and operation of the Purchased Assets or the Business.  Upon the terms and subject to the conditions of this Agreement, subject to Section 7.11 (including Section 7.11 of the Disclosure Schedule), Buyer agrees to assume on the Closing Date, effective as of the time of the Closing, and to pay, perform and discharge when due all of the following liabilities, obligations and commitments of Seller or any of its Subsidiaries, of whatever kind or nature (whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, accrued or not accrued, or otherwise) (collectively, the “Assumed Liabilities”):

          (a)          all liabilities, obligations and commitments relating to, or arising from, the conduct of the Business by Buyer or any of its Affiliates or the use of the Purchased Assets by Buyer or any of its Affiliates after the Closing Date (including any accounts payable accrued on or after the Closing Date), except to the extent that any such liabilities, obligations and commitments are retained by Seller or otherwise are the responsibility of Seller pursuant to this Agreement;

          (b)          all liabilities, obligations and commitments under the Contracts, to the extent arising or relating to performance on or after the Closing Date; other than any liabilities, obligations or commitments arising due to any breach of any such Contract by Seller or any of its Affiliates that is not related to the consummation of the transactions contemplated hereby;

          (c)          all liabilities, obligations and commitments with respect to manufacturer’s coupons arising from manufacturer’s coupon activities and programs listed on Section 3.18 of the Disclosure Schedule (as such Section may be updated pursuant to Section 2.07(n)) for any products manufactured or sold by the Business, which coupons are received by the clearing house for reimbursement subsequent to ninety (90) days after the Closing Date, regardless of when such coupons were issued;

          (d)          all liabilities, obligations and commitments relating to any products manufactured by the Business on or after the Closing Date, including warranty obligations and product liabilities irrespective of the legal theory asserted (it being understood that any product the date of manufacture of which cannot be determined pursuant to the coding included on such product shall be deemed to have been manufactured on or after the Closing Date if such product was sold more than ninety (90) days after the Closing Date);

          (e)          all liabilities, obligations and commitments relating to all products manufactured or sold by the Business and returned (i) less than thirty (30) days after the Closing Date to the extent that the aggregate amount of all such liabilities, obligations and commitments exceeds $1,000,000 in the aggregate or (ii) thirty (30) or more days after the Closing Date;

          (f)          all liabilities, obligations and commitments for trade promotions listed on Section 3.17 of the Disclosure Schedule (as such Section may be updated pursuant to Section 2.07(n)) arising from trade promotion activity or events relating to any products manufactured or sold by the Business committed to prior to the Closing Date and occurring on or after the Closing Date;

          (g)          all liabilities, obligations and commitments for customer deductions (other than deductions relating to manufacturer’s coupons, warranty obligations, product liabilities, returned products and trade promotions not described in clause (c), (d), (e) or (f) above) attributable to invoices with respect to products manufactured or sold by the Business after the Closing Date;

          (h)          all Environmental Liabilities;

          (i)          all liabilities, obligations and commitments assumed by Buyer or for which Buyer is otherwise responsible pursuant to Article 7;

          (j)          all liabilities, obligations and commitments assumed by Buyer or for which Buyer is otherwise responsible pursuant to Article 8; and

          (k)          all liabilities, obligations and commitments assumed by Buyer or for which Buyer is otherwise responsible pursuant to Article 9.

          Buyer’s obligations under this Section 2.03 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection herewith or therewith or any right to indemnification hereunder or otherwise.

          For purposes of this Section 2.03, with respect to the China Sugus Liabilities, each reference to “Closing Date” shall be deemed a reference to “China Closing Date”.

          Section 2.04.  Excluded Liabilities.  Notwithstanding any provision in this Agreement, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability, obligation or commitment of Seller or any of its Affiliates of whatever kind or nature (whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, accrued or not accrued, or otherwise) whether or not arising out of the ownership and operation of the Purchased Assets or the Business (all liabilities, obligations and commitments of Seller and its Affiliates not expressly assumed by Buyer shall be retained by Seller and its Affiliates and are referred to as the “Excluded Liabilities”).  Without limiting the generality of the preceding sentence, the Excluded Liabilities include:

          (a)          any liability or obligation related to any accounts payable or any indebtedness of Seller or its Subsidiaries, except those liabilities or obligations first arising on or after the Closing Date under the Contracts;

          (b)          all liabilities, obligations and commitments with respect to manufacturer’s coupons arising from manufacturer’s coupon activities and programs listed on Section 3.18 of the Disclosure Schedule (as such Section may be updated pursuant to Section 2.07(n)) for any products manufactured or sold by the Business, which coupons are received by the clearing house for reimbursement within ninety (90) days after the Closing Date, regardless of when such coupons were issued;

          (c)          except to the extent constituting an Assumed Liability described in any of Sections 2.03(c), 2.03(e), 2.03(f), 2.03(g) or 2.03(h), all liabilities, obligations and commitments relating to any products manufactured by the Business prior to the Closing Date, including warranty obligations and product liabilities irrespective of the legal theory asserted (it being understood that any product the date of manufacture of which cannot be determined pursuant to the coding included on such product shall be deemed to have been manufactured prior to the Closing Date if such product was sold within ninety (90) days after the Closing Date);

          (d)          all liabilities, obligations and commitments relating to all products manufactured or sold by the Business and returned less than thirty (30) days after the Closing Date to the extent that the aggregate amount of all such liabilities, obligations and commitments does not exceed $1,000,000 in the aggregate;

          (e)          all liabilities, obligations and commitments retained by Seller or its Subsidiaries or for which Seller or its Subsidiaries are otherwise responsible pursuant to Article 7;

          (f)          all liabilities, obligations and commitments retained by Seller or its Subsidiaries or for which Seller or its Subsidiaries are otherwise responsible pursuant to Article 8;

          (g)          all liabilities, obligations and commitments retained by Seller or its Subsidiaries or for which Seller or its Subsidiaries are otherwise responsible pursuant to Article 9;

          (h)          any liability or obligation arising out of any litigation matter specifically listed on Section 3.10 of the Disclosure Schedule;

          (i)          all liabilities and claims for or with respect to Taxes relating to the Business, the Purchased Assets, the Seller or any of its Subsidiaries on or prior to the Closing Date; and

          (j)          all liabilities described in Section 2.04(j) of the Disclosure Schedule.

          For purposes of this Section 2.04, with respect to the China Sugus Business, each reference to “Closing Date” shall be deemed a reference to “China Closing Date”.

          Section 2.05.  Limitation on Assignment of Purchased Assets.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder.  If any such consent or other action is not obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and be responsible for the obligations thereunder in accordance with this Agreement to the maximum extent permitted by applicable law.

          Section 2.06.  Purchase Price; Allocation of Purchase Price.  (a) The base purchase price for the Purchased Assets (the “Base Purchase Price”) is $1,480,000,000 in cash.  The Base Purchase Price shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in Section 2.09 (such adjusted amount referred to herein as the “Final Purchase Price”).

          (b)          As soon as practicable after the date hereof, Seller shall deliver to Buyer a statement (the “Allocation Statement”) allocating the Base Purchase Price (plus Assumed Liabilities) among the Purchased Assets and the Seller (or applicable Subsidiary of Seller, as the case may be) and Buyer (or applicable Subsidiary of Buyer, as the case may be) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable local law.   If within sixty (60) days after the delivery of the Allocation Statement,

Buyer notifies Seller in writing that Buyer objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within thirty (30) days.  If Buyer and Seller are unable to resolve such dispute within thirty (30) days, Buyer and Seller shall jointly retain an Accounting Referee (as defined in Section 2.08(c)) to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

          (c)          If an adjustment is made with respect to the Base Purchase Price pursuant to Section 2.09, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  If mutual agreement is not reached within thirty (30) days after the Final Inventory Amount is determined, any disputed items shall be resolved in the manner described in Section 2.06(b).  Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and applicable local law and to treat the Allocation Statement as adjusted to reflect such resolution.

          (d)          Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position for Tax purposes (including the filing of Forms 8594 with its federal income tax return for the taxable year that includes the Closing Date) that is inconsistent with the allocation of the Final Purchase Price and Assumed Liabilities unless required to do so by Section 1060 of the Code or other applicable local law.  The Seller will provide any information returns required by Section 1060 of the Code and any similar state statute at least sixty (60) days prior to filing such returns.  The provisions of Sections 2.06(b), (c), and (d) shall survive the Closing.  The Federal Employer Identification Number of each party to this Agreement is as follows: Kraft Foods Global, Inc. (36-3083135) and Wm. Wrigley Jr. Company (36-1988190).

          Section 2.07.  Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York or at such other location or locations as Buyer and Seller may agree upon, as soon as possible, but in no event later than two Business Days after satisfaction (or to the extent permitted under law, waiver) of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree; provided that, at Seller’s or Buyer’s election, the Closing shall be deferred until the next subsequent last day of an accounting period of Seller or Buyer, as applicable (or, if such day is not a Business Day, the next subsequent Business Day).  The Closing shall be deemed to occur at the close of business on the Closing Date.  At the Closing:

          (a)          Buyer or one or more of its Subsidiaries shall deliver the Base Purchase Price to Seller (or to Seller and one or more of its Subsidiaries holding any Purchased Assets or Assumed Liabilities, as designated by Seller consistent with the allocation determined pursuant to Section 2.06) in immediately available funds by wire transfer to the account or accounts designated by Seller, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).  If applicable law requires that any portion of the Base Purchase Price payable to any Subsidiary of Seller must be paid in any currency other than Dollars, Buyer or one or more of its Subsidiaries shall pay such portion in such other currency based on the exchange rate in effect on the Closing Date, which exchange rate shall be that at which, in accordance with its customary procedures, (x) Seller could purchase Dollars with such other currency in New York, New York or (y) the relevant Subsidiary of Seller could purchase Dollars with such other currency in the relevant jurisdiction, in each case, on the Closing Date.

          (b)          Seller and Buyer shall enter into a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”).

          (c)          Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

          (d)          Seller shall deliver or cause its Subsidiaries to deliver to Buyer or to Buyer’s Subsidiaries, at the sole cost and expense of Seller, the Real Estate Closing Deliveries.

          (e)          Seller shall deliver or cause its Subsidiaries to deliver to Buyer or its Subsidiaries such further bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary under applicable law to vest in Buyer, or Buyer’s Subsidiaries, as the case may be, all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s, or Buyer’s Subsidiaries, as the case may be, assumption of the Assumed Liabilities.

          (f)          Seller shall deliver the certificate referred to in Section 10.02(d) and the affidavits referred to in Section 10.02(e).

          (g)          Buyer shall deliver the certificate referred to in Section 10.03(c).

          (h)          Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer) shall enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

          (i)          Seller (or a Subsidiary of Seller) and Buyer shall (or a Subsidiary of Buyer) enter into Co-Manufacturing Agreements the principal terms of which are set forth on Exhibit D-1 and D-2 (the “Co-Manufacturing Agreements”).

          (j)          Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer) shall enter into Trademark License Agreements substantially in the forms attached hereto as Exhibit E-1A, E-1B, E-2 and E-3 (the “Trademark License Agreements”).

          (k)          Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer) shall enter into a Trademark Assignment Agreement in form and substance reasonably acceptable to Buyer and Seller (the “Trademark Assignment Agreement”).

          (l)          Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer) shall enter into a Patent Assignment Agreement in form and substance reasonably acceptable to Buyer and Seller (the “Patent Assignment Agreement”).

          (m)          Seller (or a Subsidiary of Seller) and Buyer (or a Subsidiary of Buyer) shall enter into a Copyright Assignment Agreement in form and substance reasonably acceptable to Buyer and Seller (the “Copyright Assignment Agreement”).

          (n)          Seller shall deliver to Buyer updated lists of the information set forth on Section 3.17 of the Disclosure Schedule and Section 3.18 of the Disclosure Schedule as of a recent date prior to the Closing Date.  Buyer acknowledges that such information shall not be provided to its sales and marketing personnel.

          Section 2.08.  Closing Inventory Calculation.  (a) As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Seller shall deliver to Buyer a report setting forth Seller’s calculation of the dollar amount of the Inventory as of the close of business on the Closing Date (the “Closing Inventory Amount”) prepared as described herein.  The Closing Inventory Amount and Final Inventory Amount shall be determined in accordance with GAAP applied consistently with the accounting principles used in the preparation of the Reported Financial Statements and shall be calculated without giving effect to any changes or adjustments arising from the transactions contemplated by this Agreement or the other Transaction Documents.  Buyer and/or its designated independent accounting firm, Ernst & Young LLP, shall have the right to be present to observe and verify the taking of any physical inventory in conjunction with the preparation of Seller’s calculation of the Closing Inventory Amount, and, at any time after Seller’s notice of its calculation of the Closing Inventory Amount but prior to the determination of the Final Inventory Amount in accordance with this Section 2.08, may review and examine the procedures, books, records and work papers of Seller relating to such calculation.

          (b)          If Buyer disagrees with Seller’s calculation of the Closing Inventory Amount delivered pursuant to Section 2.08(a), Buyer may, within thirty (30) days following such delivery, notify Seller in writing that it objects to the computation of said amount, specifying those items and amounts as to which Buyer disagrees with a written explanation of the reasons for disagreement with each such item and amount, and its alternative computation of each such item and amount, and Buyer shall be deemed to have agreed with all other items and amounts contained in Seller’s calculation of the Closing Inventory Amount.  If Buyer fails to deliver such written notice within such 30-day period, Seller’s calculation of the Closing Inventory Amount shall be the Final Inventory Amount, which shall be binding upon the parties.  Notwithstanding anything in this Section 2.08 to the contrary, Buyer shall not contest Seller’s calculation of the Closing Inventory Amount if the difference between such calculation and $58,000,000 (the “Target Closing Inventory Amount”) is less than $500,000.

          (c)          If a notice of disagreement shall be duly delivered pursuant to Section 2.08(b), Buyer and Seller shall, during the ten (10) Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, a mutually agreed Closing Inventory Amount.  If during such period or any mutually agreed upon extension thereof, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter retain a nationally recognized accounting firm which is reasonably acceptable to Buyer and Seller and which has no material relationship with Buyer, Seller or their respective Affiliates or other material conflict (the “Accounting Referee”) to review this Section 2.08, the definitions for the terms used herein and the disputed items or amounts for the purpose of promptly calculating Closing Inventory Amount, which amount shall not be more than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.08(a) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.08(b).  Each party agrees to execute, if requested by the Accounting Referee, a reasonable engagement letter.  If Buyer and Seller do not promptly agree on the selection of the Accounting Referee, which shall occur no later than five (5) days after the end of the ten-day period referred to above, then each shall select an independent accounting firm of nationally recognized standing and such two independent accounting firms shall jointly select the  Accounting Referee pursuant to this Section 2.08(c).  In making its calculation in accordance with this Agreement, the Accounting Referee will make its determination based solely on presentations by Seller and Buyer and not by independent review and shall consider only those items or amounts in Seller’s calculation of the Closing Inventory Amount as to which Buyer has disagreed.  The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  Buyer and Seller will use commercially reasonable efforts to cause the Accounting Referee to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Accounting Referee for information, books, records and similar items.  The costs, fees and expenses of the Accounting Referee shall be borne proportionately by Buyer and Seller to the extent that Buyer’s and Seller’s respective calculations of Closing Inventory Amount differ from the Accounting Referee’s determination.

          Section 2.09.  Adjustment of Purchase Price.  (a) If the Final Inventory Amount exceeds the Target Closing Inventory Amount, Buyer shall pay to Seller, as an adjustment to the Base Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount of such excess.  If the Target Closing Inventory Amount exceeds the Final Inventory Amount, Seller shall pay to Buyer, as an adjustment to the Base Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount of such excess.  The “Final Inventory Amount” means the Closing Inventory Amount (i) as shown in Seller’s calculation delivered pursuant to Section 2.08(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.08(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.08(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.08(c); provided that in no event shall the Final Inventory Amount be more than Seller’s calculation of the Closing Inventory Amount delivered pursuant to Section 2.08(a) or less than Buyer’s calculation of the Closing Inventory Amount delivered pursuant to Section 2.08(b).

          (b)          Any payment pursuant to Section 2.09(a) shall be made at a mutually convenient time and place within five (5) Business Days after the Final Inventory Amount has been determined by delivery by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party; provided that if Buyer shall have delivered a notice of disagreement pursuant to Section 2.08(b) and either (i) Buyer’s and Seller’s calculations of Closing Inventory Amount would both require a payment by Buyer pursuant to Section 2.09(a) or (ii) Buyer’s and Seller’s calculations of Closing Inventory Amount would both require a payment by Seller pursuant to Section 2.09(a) (although in each case there is disagreement as to the amount of such payment), then Buyer or Seller, as the case may be, shall pay the lesser of the amounts that would be payable pursuant to Section 2.09(a) based on their respective calculations of Closing Inventory Amount within five (5) Business Days of the date such notice of disagreement was delivered, and any such payment shall be credited against the payment required by Section 2.09(a).  The amount of any payments to be made pursuant to this Section 2.09 shall bear interest from and including the Closing Date but excluding the date of payment at the Prime Rate in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed, compounded quarterly.

ARTICLE 3
REPRESENTATIONS aND WARRANTIES oF SELLER

          Except as set forth on the Disclosure Schedule, Seller represents and warrants to Buyer that:

          Section 3.01.  Corporate Existence and Power.  (a)  Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the Business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

          (b)          Each Subsidiary of Seller which becomes a party to any of the Transaction Documents (i) is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has full corporate, limited liability company, partnership or other business entity power and authority to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

          Section 3.02.  Corporate Authorization; Binding Agreement.  The execution, delivery and performance by Seller and each Subsidiary of Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof are within the corporate, limited liability company, partnership or other powers, as applicable, of Seller and such Subsidiary of Seller and have been duly authorized by all necessary corporate or other action, as applicable, on the part of Seller and such Subsidiary of Seller and no other corporate or other action, as applicable, is necessary to authorize Seller’s or such Subsidiary of Seller’s execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby or their compliance with the terms hereof and thereof.  Each of the Transaction Documents to which Seller or a Subsidiary of Seller is a party has been duly and validly executed and delivered by Seller or such Subsidiary of Seller and constitutes a legal, valid and binding agreement of Seller or such Subsidiary of Seller, enforceable against Seller or such Subsidiary of Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller and each Subsidiary of Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof require no action by or in respect of, or filing with, or any permission, authorization, consent or approval of, any Governmental Entity other than (i) compliance with any applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); or any other Competition Law (ii) compliance with any other applicable regulatory approvals listed on Section 3.03 of the Disclosure Schedule; (iii) any such action, filing or permission, authorization, consent or approval as to which the failure to make or obtain would not have a Material Adverse Effect.

          Section 3.04.  Noncontravention.  The execution, delivery and performance by Seller and each Subsidiary of Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof do not and will not (i) violate the certificate of incorporation, bylaws or similar organizational documents of Seller or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03(i) and Section 3.03(ii), violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) except as to matters which would not reasonably be expected to have a Material Adverse Effect and assuming the obtaining of all Required Consents, conflict with, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller or any of its Subsidiaries is entitled under any provision of any agreement or other instrument or arrangement binding upon Seller and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

          Section 3.05.  Required Consents.  Section 3.05 of the Disclosure Schedule sets forth each agreement or other instrument binding upon Seller or any of its Subsidiaries requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement other than any such agreement or instrument where the failure to obtain such consents or actions would not have a Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

          Section 3.06.  Financial Statements.  (a)The Business is not an identified reporting unit of Kraft Foods Inc.  As a result, the financial statements prepared for the Business are not prepared as part of Kraft Foods Inc.’s normal reporting process.  The unaudited statement of assets and liabilities as of June 26, 2004 and the unaudited statements of incremental EBIT for the year ended December 27, 2003 and the six months ended June 26, 2004 of the Business, as set forth on Section 3.06(a) to the Disclosure Schedule (the “Reported Financial Statements”), have been compiled by management from source documentation subject to the controls and procedures of Kraft Foods Inc.’s accounting systems.  This source documentation is prepared in accordance with the internal accounting policies used by Kraft Foods Inc. for external reporting purposes, which are consistent with GAAP, subject to normal year-end adjustments in the case of the unaudited statement of assets and liabilities and the unaudited statement of incremental EBIT for the six months ended June 26, 2004 and subject to the omission of footnotes.  The books, records and other financial reports of Seller relating to the operations of the Business used by Seller as source documentation for the Reported Financial Statements are correct in all material respects and have been maintained in accordance with sound business practices.

          (b)          Except as set forth on Section 3.06(b) of the Disclosure Schedule, the Reported Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business, subject to normal year-end adjustments in the case of the unaudited statement of assets and liabilities and the unaudited statement of incremental EBIT for the six (6) months ended June 26, 2004 and subject to the omission of footnotes.

          (c)          The adjustments made to the Reported Financial Statements to present pro-forma statements of incremental EBIT of the Business are listed on Section 3.06(c) of the Disclosure Schedule.  To Seller’s Knowledge, the methods by which these adjustments were determined are reasonable.

          Section 3.07.  Inventory.  None of the Inventory included in the Purchased Assets will at the Closing be unfit for its intended purpose and adulterated, contaminated or misbranded in any material respect within the meaning of the Federal Food, Drug and Cosmetic Act (the “FDA Act”), if applicable or fail to comply in any material respect with any other federal, national, foreign, European Union, state or local law, rule, directive, order, code having the force of law or regulation applicable to the jurisdiction where such Inventory is intended to be sold or be dangerous or defective in any material respect, and any such Inventory to be sold in the United States will not constitute articles prohibited from introduction into interstate commerce under the provisions of Section 302(d), 404, 405 or 505 of the FDA Act.  Except to the extent excluded from the Final Inventory Amount or constituting an Excluded Asset, all of the Inventory consists of goods usable and saleable in the ordinary course of the Business.

          Section 3.08.  Absence of Certain Changes.  Except as disclosed on Section 3.08 of the Disclosure Schedule, since June 30, 2004, the Business has been conducted in the ordinary course consistent with past practices and, with respect to the Business or the Purchased Assets:

          (a)          there has not been any event, occurrence or development which has had or is reasonably likely to have a Material Adverse Effect;

          (b)          neither Seller nor any of its Subsidiaries has paid, discharged or satisfied any material claim, liability or obligation (whether absolute, accrued, contingent or otherwise) outside the ordinary course of Business;

          (c)          there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Assets which has had or is reasonably likely to have a Material Adverse Effect;

          (d)          neither Seller nor any of its Subsidiaries has permitted or allowed any of the Purchased Assets (real, personal or mixed, tangible or intangible) to be subject to any Liens other than Permitted Liens;

          (e)          neither Seller nor any of its Subsidiaries has sold, transferred, or otherwise disposed of any material properties or assets (real, personal or mixed, tangible or intangible) outside the ordinary course of Business;

          (f)          neither Seller nor any of its Subsidiaries has written down the value of any Inventory (including write-downs by reason of shrinkage or mark-down), except for write-downs in the ordinary course of business and consistent with past practice;

          (g)          other than in the ordinary course of Business, neither Seller nor any of its Subsidiaries has waived or otherwise released any material causes of actions, lawsuits, judgments, claims and demands, other than any such rights to causes of actions, lawsuits, judgments, claims and demands the Business has against Seller or its Affiliates or any Persons who have provided legal or accounting services to Seller or its Affiliates;

          (h)          neither Seller nor any of its Subsidiaries has disposed of or permitted to lapse any material rights to the use or registration of any Intellectual Property Right, or disposed of or disclosed to any Person, other than representatives of Purchaser and the other participants, and their respective representatives in the auction to acquire the Business and the Purchased Assets pursuant to non-disclosure agreements, any trade secret, formula, process, know-how or other Technical Information not theretofore a matter of public knowledge;

          (i)          there has not been any transaction or commitment made, or any contract or agreement entered into, by Seller or any of its Subsidiaries material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by the Transaction Documents;

          (j)          there has not been any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Transferred Employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any Transferred Employee or (iii) change in compensation or other benefits payable to any Transferred Employee pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices; or

          (k)          neither Seller nor any of its Subsidiaries has agreed, whether in writing or otherwise, to take any action described in this Section 3.08.

          Section 3.09.  Material Contracts.  (a) Except for the Contracts disclosed on Section 3.09(a) of the Disclosure Schedule (the “Material Contracts”) and contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments that will not be assumed by Buyer hereunder, including the Excluded Contracts, with respect to the Business, neither Seller nor any any of its Subsidiaries is a party to or bound by:

(i) any employee collective bargaining agreement, arrangement or other Contract with any labor union, staff association, works council or other body of employee representatives;

(ii) any lease for real property;

         (iii)           any lease for personal property providing for annual rentals payable by Seller or any of its Subsidiaries of $250,000 or more that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;

         (iv)           any agreement, or group of related agreements, for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or any of its Subsidiaries of $250,000 or more that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty (other than purchase orders and contracts for materials, supplies and inventory entered into in the ordinary course);

          (v)           any sales, distribution or other similar agreement, or group of related agreements, providing for the sale by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller or any of its Subsidiaries of $250,000 or more that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty (other than purchase orders entered into in the ordinary course);

(vi) any partnership, joint venture or other similar agreement or arrangement;

         (vii)          any agreement that limits the freedom of Seller or any of its Subsidiaries and would limit the freedom of Buyer after the Closing Date to compete in any line of business or with any Person or in any area or to engage in any activity or business in any area, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

        (viii)          any agreement that would impair Buyer’s or any of its Affiliates’ ability to exercise any material Intellectual Property Right acquired pursuant to this Agreement, including by (i) restricting the Buyer’s or any of its Affiliates’ right to use such Intellectual Property Right or (ii) granting a third party the exclusive right to use or practice such Intellectual Property Right;

          (ix)           any agreement relating to the future disposition or acquisition of any assets and properties individually or in the aggregate material to the Business, other than dispositions or acquisitions in the ordinary course of business;

(x) any agreement creating or granting a material Lien (other than Permitted Liens) on any assets or properties primarily used by the Business;

(xi) any agreement between Seller or any of its Affiliates and Seller or any other Affiliate of Seller that will not be terminated at or prior to the Closing; or

        (xii)            any other contract, agreement, lease, license, written commitment, sale or purchase order or other instrument not made in the ordinary course of business which involves payments to or by Seller or any of its Subsidiaries of more than $250,000.

          (b)               Except as set forth on Section 3.09(b) of the Disclosure Schedule, each Material Contract is a valid and binding agreement of Seller or a Subsidiary of Seller, as the case may be, and is in full force and effect, neither Seller nor any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto is in default or breach, and to the Knowledge of Seller no event or condition has occurred which after notice or with the lapse of time or both would constitute a default or breach, in any respect under the terms of any Material Contract, except for any such matters which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Seller nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Material Contract or that any party considers the Seller or any its Subsidiaries to be in material breach or material default thereunder or in potential breach in any material respect or default thereunder.

          Section 3.10.  Litigation.  Except as disclosed on Section 3.10 of the Disclosure Schedule, there is no material action, suit, investigation or proceeding before any Governmental Entity pending, or to the Knowledge of Seller, threatened against or affecting the Business, any Purchased Assets or any Transferred Employee or which questions or challenges the validity of this Agreement or any action taken or required to be taken by Seller pursuant to this Agreement.

          Section 3.11.  Compliance with Laws and Court Orders.  Except as disclosed on Section 3.11 of the Disclosure Schedule, Seller and its Subsidiaries are in compliance in all material respects with all currently applicable laws, rules, regulations, directives, ordinances, judgments, writs, injunctions, orders or decrees of all federal, state, local and foreign governments and agencies thereof or of the Commission of the European Communities and agencies thereof applicable to the Purchased Assets or the conduct of the Business.  No written, or to the Knowledge of Seller, oral, notice, charge, claim, action or assertion has been received by Seller or any of its Subsidiaries or has been filed, commenced or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries alleging any material violation of the foregoing.

          Section 3.12.  Properties; Liens.  (a) Section 3.12(a) of the Disclosure Schedule correctly describes all real property used or held for use primarily in the Business which Seller or any of its Subsidiaries owns, leases, operates or subleases.

          (b)          Seller or its Subsidiary, as the case may be, has good, indefeasible and marketable fee simple (or local equivalent) title (subject only to Permitted Liens) to each of the Dedicated Plants.

          (c)          No Purchased Asset is subject to any Lien, except:

(i) Liens disclosed on Section 3.12(c) of the Disclosure Schedule;

(ii) Liens disclosed in the Reported Financial Statements;

        (iii)          except with respect to the UK Purchased Assets, Liens for Taxes that are not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and provided that adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof;

        (iv)          mechanic’s, materialman’s, carrier’s, worker’s, repairer’s, warehouseman’s and other similar Liens arising or incurred in the ordinary and usual course of business or that are not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and provided that adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof;

         (v)          Liens incurred in the ordinary and usual course of business since June 30, 2004 that do not, individually or in the aggregate, materially impair the occupancy, current use or value of the Purchased Assets; or

         (vi)          other Liens that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (clauses (i) - (vi) of this Section 3.12(c) are, collectively, the “Permitted Liens”).

          (d)          No portion of any Dedicated Plant is subject to any condemnation, notice, order or proceeding by any public or quasi-public authority and to the Knowledge of Seller, no such notice, order or proceeding is threatened.  The buildings and structures included in the Dedicated Plants currently (i) have access to public roads or valid easements over private streets or private property for such ingress to and egress from such property and (ii) have water supply, storm and sanitary sewer facilities, drainage and other public utilities, and all other necessary rights and easements in each case as is necessary for the conduct of the Business as it has heretofore been conducted,

          (e)          The buildings, structures and equipment included in the Dedicated Plants have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) are adequate for the use and operation of the Dedicated Plants in the conduct of the Business as presently conducted and with respect to buildings and material structures, to the Knowledge of Seller, are structurally sound, in good operating condition and free of material defects.

          (f)          Section 3.12(f) of the Disclosure Schedule sets forth the capital expenditure plan of Seller and its Subsidiaries for the fiscal years ended December 31, 2004 and 2005 with respect to the Business.  With respect to the fiscal year ending December 31, 2004, Seller and its Subsidiaries shall make capital expenditures of at least $4,400,000 with respect to the Business.

          (g)          The Romanian Dedicated Plant is not declared by official authorities as an historic monument and is not part of any protected architectural area of Brasov County.

          Section 3.13.  Intellectual Property.  (a) Section 2.01(g) of the Disclosure Schedule sets forth a list of all registrations and applications for registration in respect of the Intellectual Property Rights currently used or held for use by Seller or any of its Subsidiaries primarily in the conduct of the Business, including, as applicable, the registration number or application number, the country of registration and the owner for each such item of Intellectual Property Rights (the “Registered Business Intellectual Property Rights”).

          (b)          Except as disclosed on Section 3.13(b) of the Disclosure Schedule, with respect to the Intellectual Property Rights owned by Seller or any of its Subsidiaries and currently used or held for use by Seller or any of its Subsidiaries primarily in the conduct of the Business (the “Owned Business Intellectual Property Rights”), Seller represents and warrants that (i) Seller or its Subsidiary, as the case may be, owns (beneficially and of record) the Registered Business Intellectual Property Rights and all other material Owned Business Intellectual Property Rights; (ii) no material proceedings have been instituted, are pending or, to Seller’s Knowledge threatened, which challenge any rights in respect of the Owned Business Intellectual Property Rights or the validity or enforceability thereof; (iii) the Business, as currently conducted by Seller and its Subsidiaries, does not infringe upon or otherwise violate the Intellectual Property Rights of others, except for any such infringements or violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (iv) to Seller’s Knowledge, no third party is infringing upon the Owned Business Intellectual Property Rights; and (v) Seller and its Subsidiaries have taken all steps necessary to maintain the material Registered Business Intellectual Property Rights (including ALTOIDS, ARTIC, CALLARD AND BOWSER, CREME SAVERS, GUMMI SAVERS, LIFESAVERS, TROLLI, SILVANA, SMITH KENDON, SUGUS AND YORK FRUITS), except for any failures to take such steps which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (c)          Except as disclosed in Section 3.13(c) of the Disclosure Schedule, with respect to the Intellectual Property Rights owned by a third party and currently used or held for use by Seller or any of its Subsidiaries primarily in the conduct of the Business (the “Licensed Business Intellectual Property Rights”), Seller represents and warrants that no material proceedings have been instituted, are pending or, to Seller’s Knowledge, are threatened which challenge any of Seller’s or any of its Affiliates’ rights in respect of the Licensed Business Intellectual Property Rights.

          (d)          Section 3.13(d) of the Disclosure Schedule sets forth a list of all material agreements pursuant to which Owned Business Intellectual Property Rights have been licensed or sublicensed to a third party, other than license rights granted in connection with advertising and ordinary course trade promotion activities.

          (e)          Section 2.01(h) of the Disclosure Schedule sets forth a list of all material agreements pursuant to which Seller or any of its Affiliates use Licensed Business Intellectual Property Rights, other than license rights granted in connection with advertising and ordinary course trade promotion activities.

          (f)          Neither the Seller nor any of its Affiliates has received any written notice of the intention of any party to terminate any material agreements listed on Section 3.13(d) or 2.01(h) of the Disclosure Schedule, or that any party considers the Seller or any of its Affiliates to be in material breach or material default thereunder. Each such agreement is a valid and binding agreement of Seller or a Subsidiary of Seller, as the case may be, and is in full force and effect, neither Seller nor any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto is in default or breach, and to the Knowledge of Seller no event or condition has occurred which after notice or with the lapse of time or both would constitute a default or breach, in any respect under the terms of any such agreement, except for any such matters which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (g)          Seller is in compliance in all material respects with it obligations under the Trademark License Agreement dated December 15, 2000 between Nabisco Brands Company and Hershey Chocolate & Confectionery Corporation.

          Section 3.14.  Finders’ Fees.  Except for Pruzan & Co. and UBS Securities LLC, each of whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by any Transaction Document.

          Section 3.15.  Environmental Compliance.  (a) Except as disclosed on Section 3.15 of the Disclosure Schedule:

           (i)        no notice (written or, to the Knowledge of Seller, oral), demand, citation, summons, request for information, order, complaint or penalty has been received by Seller or any of its Subsidiaries in the past three (3) years, and there are no judicial, administrative or other actions, investigations, claims, reviews, suits or proceedings pending or, to the Knowledge of Seller, threatened (A) against Seller or any of its Subsidiaries which allege a violation of, or potential liability under, any Environmental Law in connection with any Dedicated Plant or the operation of the Business or (B) to the Knowledge of Seller, against any Person alleging a violation of or potential liability under any Environmental Law relating to a matter for which Seller or any of its Subsidiaries agreed to retain or assume liability with respect to such Person by contract or has or would have liability to such Person by operation of law and which relates to the Business or a Dedicated Plant;

          (ii)        Seller or its Subsidiaries, as applicable, has obtained or caused to be obtained all environmental permits required by Environmental Laws and necessary for the operation of the Dedicated Plants.  Seller and the Dedicated Plants are and have been for the past three (3) years in compliance in all material respects with all applicable Environmental Laws and such environmental permits as they relate to the Business and/or the Dedicated Plants;

         (iii)        no Dedicated Plant nor any property to which Seller or any of its Subsidiaries, in connection with the operations of the Dedicated Plants, has directly or indirectly, transported or arranged for the transportation of any hazardous substance, is listed or, to the Knowledge of Seller, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

         (iv)         the most recent Phase I environmental audit reports and environmental compliance audit reports of which Seller has Knowledge for each of the Dedicated Plants has been made available to Buyer prior to the date hereof;

          (v)         no Hazardous Material has been Released, threatened to be Released, dumped, handled or is otherwise present at, on, under or adjacent to any soil, ground or surface water at any Dedicated Plant or any other property in a manner that would have reasonably been expected to result in any material Environmental Liability, including any such liability arising out of toxic tort claims, contractual indemnification provisions or a violation of or material liability under any Environmental Law;

         (vi)         the UK Dedicated Plant has not been determined by any regulatory authority to be contaminated land under the statutory meaning given thereto pursuant to Part IIA of the UK Environmental Protection Act 1990 (the “EP Act”) nor, to the Knowledge of the Seller, has any regulatory authority identified the UK Dedicated Plant in an inspection strategy published pursuant to the EP Act as a property to be inspected in order to make such a determination; and

(vii) none of the Dedicated Plants is located in New Jersey or Connecticut.

          (b)          Except as set forth in this Section 3.15, no representations or warranties are being made with respect to environmental matters.

          Section 3.16.  Sufficiency of Purchased Assets.  Except as otherwise contemplated by Section 7.11, at the time of the Closing, the Purchased Assets, together with (i) the services to be provided by Seller or any of its Subsidiaries to Buyer or any of its Subsidiaries under the Transition Services Agreement and the Co-Manufacturing Agreements and the arrangements described in Section 2.05 and (ii) any licenses, permits and other governmental authorizations that are not included in the Purchased Assets and are required for Buyer to conduct the Business, shall be sufficient in all material respects to permit Buyer to (a) manufacture, process, package and prepare for marketing and sale candies, mints, gum and gummies (as applicable) under the Altoids, Artic, Callard and Bowser, Creme Savers, Gummi Savers, LifeSavers, Trolli, Silvana, Smith Kendon, Sugus and York Fruits brands, other than Altoids strips, and (b) to the extent provided by Seller or any Subsidiary of Seller in the Transition Services Agreement and the arrangements described in Section 2.05, effect the warehousing, distribution and sale of such candies, mints, gum and gummies, in each case consistent with the manner conducted by Seller and its Subsidiaries immediately prior to the Closing Date.

          Section 3.17.  Trade Promotions. Section 3.17 of the Disclosure Schedule contains a description as of November 1, 2004 of each discount, allowance, rebate, bill-back, price concession, off-invoice market development fund, advertising fund payment or any other trade promotion (collectively, the “Trade Promotions”) instituted on behalf of Seller or any Subsidiary or Affiliate of Seller currently in effect and which (a) relates to the Business, (b) will continue beyond the date hereof until December 27, 2004) and (c) involves an amount in excess of $100,000.  The description of the Trade Promotions includes a summary of the amounts of the discount, allowance, bill-back or price concession and the period for which it is in effect; provided that for purposes of the updated list of the information set forth on Section 3.17 of the Disclosure Schedule to be delivered by Seller pursuant to Section 2.07(n), the foregoing clause (b) will be deemed to read in its entirety as follows:  “will continue beyond the Closing Date”.

          Section 3.18.  Coupons.  Section 3.18 of the Disclosure Schedule sets forth a list of all manufacturer’s coupon activities or programs for the Business authorized and distributed by Seller or any of its Subsidiaries and currently in effect as of November 5, 2004.

          Section 3.19.  Permits.  Seller and its Subsidiaries possess all material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Entity necessary for the operation of the Business as currently conducted and the ownership of the Purchased Assets.

          Section 3.20.  Customers. Section 3.20 of the Disclosure Schedule sets forth a list of all customers who accounted for more than 5% of the total sales of the Business during the period from January 1, 2002 to June 30, 2004.  Since June 30, 2004, there has not been any material adverse change in the business relationship of Seller or any of its Affiliates with any of such customers.

          Section 3.21.  No Undisclosed Liabilities.  Except (i) as set forth on Section 3.21 of the Disclosure Schedule, (ii) as disclosed in the Reported Financial Statements and (iii) for liabilities incurred in the ordinary and usual course of business and consistent with past practice since June 30, 2004, to the Knowledge of Seller, the Business does not have any liability of any nature, whether or not absolute, accrued, contingent or otherwise, that has, or would be reasonably likely to have, a Material Adverse Effect on the Business.

          Section 3.22.  Products Liability.  Except as set forth in Section 3.22 of the Disclosure Schedule, there are no presently pending, nor, to the Knowledge of the Seller, is there basis for, any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Business.  With respect to the Business, neither Seller nor any its Subsidiaries has extended to any of their respective customers any written, non-uniform product warranties, indemnifications or guarantees, other than those established by applicable regulations.

          Section 3.23.  Labor Matters.  Except as set forth in Section 3.23 of the Disclosure Schedule:

          (a)          Neither Seller nor any Subsidiary of Seller is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council with respect to the Transferred Employees; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the Transferred Employees; and no Transferred Employees are represented by any labor organization with respect to their employment with Seller or any of its Subsidiaries.

          (b)          No labor union, labor organization, works council, or group of  Transferred Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  Seller has no Knowledge of any labor union organizing activities with respect to any Transferred Employees.

          (c)          From January 1, 2000 to the date of this Agreement, there has been no actual or, to the Knowledge of Seller, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Business.

          (d)          Seller, its Subsidiaries and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act or under any analogous foreign law with respect to Transferred Employees or with respect to the Business.

          (e)          Seller and its Subsidiaries are in compliance with all applicable foreign, federal, state, and local laws respecting employment and employment practices related to the Transferred Employees, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

          (f)          Neither Seller nor any of its Subsidiaries has received with respect to any Transferred Employees (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other governmental entity, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures, (iii) notice of any charge or complaint pending before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of foreign, federal, state or local labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

          (g)          To the Knowledge of Seller, no Transferred Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Seller or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

          Section 3.24.  Government Grants.  Neither Seller nor any of its Subsidiaries has done anything as a result of which, nor are there in existence any circumstances in which, Seller, any such Subsidiaries or Buyer or any of its Affiliates is or may be held liable to refund in whole or in part any allowance, aid, grant, subsidy or financial assistance from any supranational, national or local authority or government agency or department or other body with respect to the UK Business or the Romanian Business or further payments of any such allowance, aid, grant, subsidy or financial assistance may be withheld.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller that:

          Section 4.01.  Corporate Existence And Power.  (a)  Buyer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer.

          (b)          Each Subsidiary of Buyer which becomes a party to any of the Transaction Documents (i) is duly incorporated or organized, as the case may be,

validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has full corporate, limited liability company, partnership or other business entity power and authority to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer.

          Section 4.02.  Corporate Authorization; Binding Agreement.  The execution, delivery and performance by Buyer and each Subsidiary of Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof are within the corporate, limited liability company, partnership or other powers, as applicable, of Buyer and each such Subsidiary and have been duly authorized by all necessary corporate or other action, as applicable, on the part of Buyer and such Subsidiary and no other corporate or other action, as applicable, is necessary to authorize Buyer’s and such Subsidiary’s execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby or their compliance with the terms hereof and thereof.  Each of the Transaction Documents to which Buyer or a Subsidiary of Buyer is a party has been duly and validly executed and delivered by Buyer or such Subsidiary and constitutes a legal, valid and binding agreement of Buyer or such Subsidiary, enforceable against Buyer or such Subsidiary in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          Section 4.03.  Governmental Authorization. The execution, delivery and performance by Buyer and each Subsidiary of Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof require no material action by or in respect of, or material filing with, or any material permission, authorization, consent or approval of, any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act or any other Competition Law and (ii) any such action, filing or permission, authorization, consent or approval as to which the failure to make or obtain would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer.

          Section 4.04.  Noncontravention. The execution, delivery and performance by Buyer and each Subsidiary of Buyer of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof do not and will not (i) violate the certificate of incorporation, bylaws or similar organizational documents of Buyer or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03(i), violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer, (iii) except as to matters which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Buyer, conflict with, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, revocation, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any agreement or other instrument or arrangement binding upon Buyer and its Subsidiaries, or (iv) result in the creation or imposition of any material Lien on any asset of Buyer or its Subsidiaries.

          Section 4.05.  Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Base Purchase Price, the Final Purchase Price and any other amounts to be paid by it under the Transaction Documents.

          Section 4.06.  Litigation.  There is no action, suit, investigation or proceeding before any Governmental Entity pending, or to the knowledge of Buyer, threatened against or affecting Buyer which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by any Transaction Document.

          Section 4.07.  Finders’ Fees.  Except for Dresdner Kleinwort Wasserstein, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by any Transaction Document.

          Section 4.08.  Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder.  Buyer acknowledges and agrees that the Purchased Assets are sold “as is” and Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except for the representations and warranties expressly set forth in any of the Transaction Documents and in any certificate or other writing delivered by Seller or its Affiliates pursuant to any Transaction Document.  Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer or any of its Affiliates, counsel, advisors, accountants or other representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business.

ARTICLE 5
COVENANTS OF SELLER

          Seller agrees that:

          Section 5.01.  Conduct of the Business.  From the date hereof until the Closing Date, except as set forth on Section 5.01 of the Disclosure Schedule or as contemplated by any of the Transaction Documents, Seller shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course consistent with past practices and shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to preserve intact the business relationships and goodwill of the Business and to keep available the services of any employee who will be a US Transferred Employee.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on Section 5.01 of the Disclosure Schedule or as contemplated by any of the Transaction Documents, neither Seller nor any of its Subsidiaries will, with respect to the Business:

          (a)          modify or amend, in any material respect, or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

          (b)          except for any commitments or transactions entered into with any of the fifty (50) largest customers of the Business (determined on the basis of revenue for the last twelve months ending on the date hereof) in the ordinary course of business, enter into any commitment or transaction with any customer that provides for aggregate payments of at least $1,000,000 on an annual basis and includes a term of more than one (1) year;

          (c)          (i) except with respect to Permitted Liens or sales of inventory in the ordinary course of business, lease, license, mortgage, pledge, or encumber any assets or transfer, sell or dispose of any assets for an aggregate purchase price in excess of $250,000 or (ii) dispose of or permit to lapse any Intellectual Property Rights;

          (d)          other than in the ordinary course of business, authorize (i) any fixed trade promotion activities involving in the aggregate amounts in excess of 120% of the aggregate amount for such activities for the fiscal year ended December 31, 2003 or (ii) manufacturer’s coupon activities or programs involving quarterly forecasted coupon redemption costs in excess of 120% of the actual quarterly redemption costs during 2004;

          (e)          except as required to comply with applicable law, make any material change in the compensation payable or to become payable to any of its US Employees, US Offered Employees or Transferred Employees other than normal recurring salary increases in the ordinary and usual course of business consistent with past practice, or enter into or amend any employment, severance, consulting, termination or other agreement with, or any Employee Plans, Benefit Arrangements or International Plans for, or make any loan or advance to (other than pursuant to Seller’s tax-qualified defined contribution plan), any of the employees of Seller or its Subsidiaries or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Transferred Employees pursuant to such plans or otherwise;

          (f)          except as required to comply with applicable law, (i) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance, termination, retirement or other employee benefit or incentive compensation plan, agreement or arrangement or any employment or consulting agreement, with or for the benefit of any Transferred Employee, or (ii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (g)          enter into any contract or transaction relating to the purchase of assets primarily for use in the Business in excess of $1,000,000;

          (h)          (i) neglect to file, or cause to be filed, on a timely basis and in a manner consistent with past practice, with appropriate taxing authorities all Tax Returns required to be filed prior to the Closing Date, (ii) neglect to pay or cause to be paid all Taxes owing, (iii) neglect to comply with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including paying over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws or (iv) allow any lien for Taxes upon the Purchased Assets, except for statutory liens for current Taxes not yet due;

          (i)          enter into any agreement, contract, commitment or arrangement to do anything described above that it is prohibited from doing.

          Notwithstanding the other provisions of this Section 5.01, Seller and its Affiliates (i) shall retain sole and full control of, and full responsibility for, the conduct of the Business until the Closing and (ii) shall not be prohibited from taking any actions that do not relate primarily to the Business, other than any such action which could reasonably be expected to result in any of the conditions to the Closing set forth in Article 10 not being satisfied, or that would materially impair the ability of Seller or Buyer to consummate the Closing in accordance with the terms hereof or materially delay such consummation.

          Section 5.02.  Access to Information.  (a) From the date hereof until the Closing Date, Seller and its Subsidiaries will (i) give Buyer, its accountants, counsel, consultants, engineers, advisors, agents and other representatives reasonable access to the offices, properties, facilities, books and records of Seller and its Subsidiaries relating to the Business, (ii) furnish to Buyer, its accountants, counsel, consultants, engineers, advisors, agents and other representatives such financial and operating data and other information relating to the Business (including for purposes of determining the allocations described in Section 2.06(b) and 2.06(c)) as such Persons may reasonably request, (iii) permit Buyer to make such inspections and to make copies of such books and records as it may reasonably require, (iv) consult with Buyer, at Buyer’s reasonable request, regarding the operation of the Business, and (v) instruct its employees to cooperate with Buyer and its accountants, counsel, consultants, engineers, advisors, agents and other representatives in their investigation of the Business.  Any investigation pursuant to this Section shall be conducted in such manner as not to unreasonably disrupt the normal operations of Seller or any of its Subsidiaries.  Nothing in this Agreement shall require Seller or any of its Subsidiaries to disclose to Buyer or its representatives any confidential information that Seller or any of its Subsidiaries is advised by counsel it is prohibited from disclosing to Buyer pursuant to applicable law or contract (other than a contract associated with the Business) or the disclosure of which would impair protection afforded by a lawful privilege, provided that Seller or such Subsidiary of Seller shall provide Buyer with a detailed summary of the contents of such records to the extent not inconsistent with the foregoing.

          (b)          On and after the Closing Date, Seller will afford promptly to Buyer, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, engineers, advisors, agents and other representatives reasonable access to examine and make copies of its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business (including for purposes of determining the allocations described in Section 2.06(b) and 2.06(c)); provided that any such access shall not unreasonably disrupt the normal operations of Seller or any of its Affiliates.  Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  Seller will direct its employees to render any assistance which Buyer may reasonably request in examining or utilizing documents, either written or electronic.

          Section 5.03.  Notices of Certain Events.  Seller shall promptly notify Buyer of:

          (a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)          any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (c)          any actions, suits, claims, investigations or proceedings commenced relating to the Business or any Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10; and

          (d)          the occurrence of any event the occurrence of which, to Seller’s Knowledge, would be reasonably likely to cause any condition set forth in Section 10.01 or 10.02 to be incapable of being satisfied in any material respect on the Closing Date.

          Section 5.04.  Permits List.  Within ninety (90) days of the date hereof, Seller shall provide Buyer with a list of all material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, any Governmental Entity necessary for the operation of the Business as currently conducted and the ownership of the Purchased Assets.

ARTICLE 6
COVENANTS OF BUYER

          Buyer agrees that:

          Section 6.01.  Confidentiality.  All information provided or made available to Buyer, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives will be subject to the Confidentiality Agreement dated as of September 2, 2004 between Buyer and Seller (the “Confidentiality Agreement”), which agreement shall remain in full force and effect for the benefit of Seller and shall survive the Closing or any termination of this Agreement.  All information provided or made available to Seller, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives will be subject to the Confidentiality Agreement, which agreement shall remain in full force and effect for the benefit of Buyer and shall survive the Closing or any termination of this Agreement.

          Section 6.02.  Access.  On and after the Closing Date, Buyer will afford promptly to Seller, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, engineers, advisors, agents and other representatives reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or for any reasonable business purpose relating to any period ending on or before the Closing Date; provided that any such access shall not unreasonably disrupt the normal operations of Buyer or any of its Affiliates.  Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  Buyer will direct its employees to render any assistance which Seller may reasonably request in examining or utilizing documents, either written or electronic.

ARTICLE 7
COVENANTS OF Buyer AND Seller

          Buyer and Seller agree that:

          Section 7.01.  Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents, including cooperation to enable Buyer and its Subsidiaries to obtain, to the extent not included in the Purchased Assets, all material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, any Governmental Entity necessary for the operation of the Business as currently conducted and the ownership of the Purchased Assets.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents and to vest in Buyer good title to the Purchased Assets and to assure the assumption by Buyer of the Assumed Liabilities.  Without limitation of the generality of the foregoing, Seller shall execute and deliver, and cause its Affiliates to execute and deliver, to Buyer or, as directed by Buyer, to any of Buyer’s Affiliates, any documents required to update record title to the Registered Business Intellectual Property to reflect Buyer or, as directed by Buyer or any of Buyer’s Affiliates, as the record owner in each jurisdiction in which such Registered Business Intellectual Property exists.  In addition, Buyer and Seller agree to take the actions set forth on Section 7.01 of the Disclosure Schedule.

          Section 7.02.  Records.  Buyer and Seller agree that Seller may maintain copies of any books and records and other financial data (collectively, the “Records”) that are included in the Purchased Assets and that are delivered to Buyer hereunder and Seller may prepare a comprehensive index and file plan of such Records .  Buyer agrees to retain and maintain such Records consistent with its record retention policy as it exists on the date hereof (plus any additional time during which Buyer has been advised by Seller that (i) there is an ongoing Tax audit with respect to periods prior to the Closing Date or (ii) any such period is otherwise open to assessment; provided that only such Records reasonably related to the appropriate Tax audit or period as advised by Seller shall be subject to such time extension).  Prior to the date hereof, Buyer has delivered a true and complete copy of its record retention policy to Seller, and Buyer shall furnish Seller with a written copy of any revisions made to such record retention policy after the date hereof until the expiration of the term set forth in the preceding sentence.  During such period, Buyer agrees to give Seller and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Records delivered to Buyer hereunder, and Seller agrees to give Buyer and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the Business and retained by Seller, in each case as may be necessary for general business purposes, including the preparation of Tax returns and financial statements and the management and handling of Tax audits; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Buyer or Seller or their respective Affiliates.  Buyer shall designate Seller as a custodian under Buyer’s record retention policy such that Seller shall receive reasonable notice prior to any destruction or other disposition of the Records and the right, at its option, to take possession of such Records prior to such destruction or other disposition.

          Section 7.03.  Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 7.04.  Certain Consents.  Subject to Section 7.11, Seller shall use its commercially reasonable efforts to obtain prior to (or, if not obtained prior to, subsequent to) the Closing all of the Required Consents and Buyer will cooperate in order to obtain such Required Consents; provided that such commercially reasonable efforts shall not include any requirement of Seller to expend any material sums of money, commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party.  Buyer further agrees that no representation, warranty or covenant of Seller contained herein or in any other Transaction Document shall be breached or deemed breached and no condition to the obligations of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any Required Consent, except for the Required Consents listed on Section 7.04 of the Disclosure Schedule.

          Section 7.05.  HSR Filings.  (a) Each of Buyer and Seller agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any other Competition Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Competition Law.

          (b)          Each of Buyer and Seller agree to (i) supply as promptly as practicable any additional information and documentary material that may be reasonably requested by any Governmental Entity pursuant to any Competition Law and (ii) to consult and cooperate with the other party with respect to, and to permit the other party to be present at conferences and meetings for the purpose of obtaining, clearance under any Competition Law.

          (c)          If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit or proceeding is instituted or threatened by any governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition Law, each of Buyer and Seller shall use its best efforts to promptly resolve such objections; provided that none of Seller nor any of its Affiliates shall have any obligation to hold separate or divest any property or assets of Seller or any of its Affiliates or to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated thereby.  In furtherance of the foregoing, Buyer shall, and shall cause its subsidiaries and controlled Affiliates to, take all action, including agreeing to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates (including any Purchased Assets) and to terminate any existing relationships and contractual rights and obligations, as may be required (i) by the applicable governmental or regulatory authority in order to resolve such objections as such governmental or regulatory authority may have to such transactions under any Competition Law or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging such transactions as violative of any Competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

          (d)          From the date of this Agreement until the Closing Date, neither Buyer nor Seller will enter into or consummate any acquisition or license agreement which would present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the transactions contemplated herein with respect to Competition Law.

          Section 7.06.  Public Announcements.  Seller and Buyer agree that no public release or announcement concerning the transactions contemplated by the Transaction Documents shall be issued by either party or any of their respective Affiliates or any of their representatives without the prior consent of Seller, in the case of Buyer, and of Buyer, in the case of Seller, which consent shall not be unreasonably withheld or delayed, except as required by applicable law or the rules or regulations of or listing agreement with any national securities exchange on which securities of such party are listed, in which case the party that is required (or whose Affiliates or representatives are required) to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          Section 7.07.  WARN Act.  (a) On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all employees of Seller at the Dedicated Plants who have experienced, or will experience, an employment loss or layoff – as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable foreign, state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”) – within ninety (90) days prior to the Closing Date.  Seller shall update this list up to and including the Closing Date.

          (b)          Seller shall not, at any time ninety (90) days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate at the Dedicated Plants (i) a plant closing as defined in the WARN Act; (ii) a mass layoff as defined in the WARN Act; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.

          (c)          Buyer shall not, at any time ninety (90) days after the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate at the Dedicated Plants (i) a plant closing as defined in the WARN Act; (ii) a mass layoff as defined in the WARN Act; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.

          Section 7.08.  Use of Trademarks.  Buyer and its Affiliates shall be permitted to sell the Inventory existing on the Closing Date and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials of the Business bearing any of the marks of Seller (including “KRAFT”, “TERRY’S”, “NABISCO”, “KF HOLDINGS”, “KRAFT FOODS NORTH AMERICA, INC.” “KRAFT FOODS GLOBAL, INC.” and “JACOBS SUCHARD CANADA”) (collectively, the “Seller Trademarks”) until the earlier of nine (9) months after the Closing Date and the date existing stocks are exhausted; provided that Buyer complies with all applicable laws and regulations in any use of all packaging, labeling, containers, supplies, advertising materials, technical data sheets or any other materials of the Business containing such marks.  From and after such date, Buyer and its Affiliates shall not sell any such Inventory or use any such materials for any purpose and shall destroy such packaging, labeling, containers, supplies, advertising materials, technical data sheets and other materials of the Business upon Seller’s request.  Buyer shall use its commercially reasonable efforts to cease using the Seller Trademarks on buildings, cars, trucks and other fixed assets as soon as possible, and in any event, within a period not to exceed twelve (12) months after the Closing Date.  Except as set forth in this Section 7.08, after the Closing, Buyer and its Affiliates shall not use any of the Seller Trademarks.  Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from Damages incurred or suffered by Buyer or any of its Affiliates arising from or in respect of Buyer’s or any of its Affiliates’ use of the Seller Trademarks in accordance with this Section 7.08.

          Section 7.09.  Reimbursement of Payments by Seller.  Seller will use its reasonable commercial efforts to promptly forward to Buyer all invoices relating to the Purchased Assets or the Assumed Liabilities which are received by Seller or any of its Affiliates after the Closing (“Post-Closing Invoices”).  It is understood, however, that there may be circumstances in which, notwithstanding the use of such reasonable commercial efforts, Seller or one of its Affiliates will pay a Post-Closing Invoice on behalf of Buyer.  It is agreed that Buyer shall reimburse Seller, or an Affiliate of Seller, as Seller may designate, for all amounts paid by Seller or any of its Affiliates in respect of Post-Closing Invoices promptly (within ten (10) Business Days) after receipt from Seller of a notice thereof accompanied by written evidence of the underlying payment.

          Section 7.10.  Customer Accounts Receivable.  Notwithstanding the definitions of Assumed Liabilities and Excluded Liabilities herein, Seller shall be entitled to the collection and receipt of all accounts receivable arising from the conduct of the Business prior to the close of business on the Closing Date (or, with respect to accounts receivable arising from the conduct of the China Sugus Business, prior to the close of Business on the China Closing Date) and Buyer shall be entitled to collection and receipt of all accounts receivable arising from the conduct of the Business thereafter; provided that (i) to the extent that any customer takes a deduction against any invoice paid to Seller that constitutes an Assumed Liability, Seller shall be entitled to be reimbursed by Buyer for each such deduction and (ii) to the extent that any customer takes a deduction against any invoice paid to Buyer that constitutes an Excluded Liability, Buyer shall be entitled to be reimbursed by Seller for such deduction.  Seller and Buyer shall cooperate in good faith in order to ensure that Seller receives payment of the customer accounts receivable arising from the conduct of the Business prior to the close of business on the Closing Date (or, with respect to accounts receivable arising from the conduct of the China Sugus Business, prior to the close of Business on the China Closing Date) and that Buyer receives payment of accounts receivable arising thereafter.  To the extent that either Buyer or Seller receives payment of accounts receivable owned by the other party, Buyer and Seller agree to promptly (within ten Business Days) remit the proceeds to the designated bank account of Seller or Buyer, as appropriate.  Seller may direct all trade debtors to make payment on such accounts receivable arising from the conduct of the Business prior to the close of business on the Closing Date (or, with respect to accounts receivable arising from the conduct of the China Sugus Business, prior to the close of Business on the China Closing Date) to Seller’s specified address and/or account.

          Section 7.11.  China Joint Venture.  Seller acknowledges that the Base Purchase Price that Buyer has agreed to pay assumes that Buyer will obtain all rights in and to the China Sugus Assets.  However, the parties acknowledge that on the Closing Date, it may not be possible for the Seller to transfer to the Buyer all rights in and to the China Sugus Assets.  Accordingly, the parties have agreed to the arrangements set forth on Section 7.11 of the Disclosure Schedule.  Buyer hereby agrees to pay the Base Purchase Price to Seller notwithstanding any failure by Seller to transfer the China Sugus Assets to Buyer on the Closing Date.

          Section 7.12.  Licensing Representation Agreement.  Seller acknowledges that Buyer shall be entitled to any payments of “Royalty Revenues” payable after the Closing Date with respect to licenses of trademarks of the Business obtained pursuant to the Licensing Representation Agreement dated as of November 1, 2002 between Kraft Foods Holdings, Inc. and International Marketing Concepts, LLC (“IMC”), as amended, other than any portion thereof that is payable to IMC pursuant to the terms of such agreement (such portion payable to IMC, the “IMC Royalty Revenues”).  It is understood, however, that there may be circumstances in which Seller or one of its Affiliates receives such payments after the Closing Date and, in such case, Seller shall remit (or cause its Affiliates to remit) such Royalty Revenues to Buyer (other than any IMC Royalty Revenues).

          Section 7.13.  Non-solicitation.  Neither Seller nor any of its Subsidiaries shall, for a period of two (2) years following the Closing Date, seek to employ any Transferred Employee for so long as such Transferred Employee is employed by Buyer or any Affiliate of Buyer.  The restrictions contained in the immediately preceding sentence shall not apply to any newspaper or Internet help wanted advertisement, or any search firm engagement which, in any such case, is not directed or focused on Transferred Employees.

          Section 7.14.  Non-use of Marks.  Except as set forth in the Trademark License Agreements, neither Seller nor any of its Subsidiaries shall, at any time following the Closing Date, directly or indirectly develop, manufacture, process, package, market or sell any products under the Altoids, Artic, Breath Savers, Callard and Bowser, Crème Savers, Gummi Savers, LifeSavers, Trolli, Silvana, Smith Kendon, Sugus or York Fruits brands.

          Section 7.15.  Product Codes.  For a period of one year following the Closing Date, Buyer and its Subsidiaries shall be permitted to utilize all UPC and EAN codes relating to products sold by the Business to the extent that such codes are not included within the Purchased Assets.  Thereafter, Buyer and its Subsidiaries shall no longer be permitted to utilize such codes.

ARTICLE 8
TAX MATTERS

          Section 8.01.  Tax Representations.  (a) Seller hereby represents and warrants to Buyer that all Tax Returns required to be filed with respect to Taxes attributable to the Purchased Assets or the Business for periods (or portions thereof) ending on or prior to the Closing Date have been or will be timely filed and all such Tax Returns are or will be complete and accurate when filed in all material respects as they relate to the Purchased Assets or the Business.  All Taxes attributable to the Purchased Assets or the Business for periods (or portions thereof) ending on or prior to the Closing Date have been or will be paid by Seller or its Subsidiaries at the time such Taxes were or will be due and payable, whether or not reflected on any Tax Return.  Seller and all its Subsidiaries that are selling real property located in the U.S. are not “foreign persons,” within the meaning of Section 1445 of the Code.  No claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any of its Subsidiaries has not filed Tax Returns that Seller or any of its Subsidiaries is or may be subject to taxation in such jurisdiction with respect to the Purchased Assets or the Business.  There are no liens for Taxes on any of the Purchased Assets, other than liens for Taxes not yet due and payable.  Seller and each of its Subsidiaries have properly withheld, and has timely paid or will timely pay to the proper Governmental Entity when due, all Taxes required to be so withheld and paid with respect to the Purchased Assets or the Business.  All forms W-2 and 1099 (and similar forms applicable to any state, local or foreign taxing jurisdiction) required to be filed by Seller or any of its Subsidiaries in connection with the Business have been timely and properly filed.

          (b)          All documents (other than those which have ceased to have any legal effect) to which Seller or any of its Subsidiaries is a party and which relate to the UK Purchased Assets in the enforcement of which Buyer may be interested have been duly stamped.

          (c)          All stamp duty land tax that is or may be payable in respect of any chargeable interests in the UK Dedicated Plant has been paid to the Inland Revenue of the UK.

          (d)          In respect of each of the UK Purchased Assets (if any) in relation to which Buyer will as a result of its transfer under this Agreement become responsible for any future adjustments under Part XV of the UK’s Value Added Tax Regulations 1995, the following information will be provided by Seller prior to Closing:

(i) the capital item affected;

(ii) the amount of the “total input tax” which is subject to adjustment;

(iii) the percentage of that input tax which was reclaimable on the capital item in the first interval applicable to it; and

(iv) the date of acquisition of the capital item and the number of intervals in the adjustment period remaining from the date of transfer of the capital item under this agreement.

          (e)          Neither Seller nor any relevant associate (for the purposes of paragraph 3(7) of Schedule 10 to UK VATA) has elected to waive exemption or will before Closing elect to waive exemption for UK VAT purposes in relation to the UK Dedicated Plant.

          (f)          The UK Dedicated Plant is not a building or engineering work falling within item 1(a) of Group 1 Schedule 9 to UK VATA.

          (g)          All value added tax payable upon the importation of goods, and all excise, customs and other similar duties payable in respect of the UK Purchased Assets and the Romanian Purchased Assets have been paid in full, and none of the UK Purchased Assets or the Romanian Purchased Assets is liable to confiscation, forfeiture or distress.

          (h)          Seller shall provide prior to Closing the particulars of each of the UK Purchased Assets in respect of which industrial buildings allowances (“IBAs”) within Part 3 of the UK’s Capital Allowances Act 2001 have been claimed.  Such particulars are sufficient to enable Buyer to claim such IBAs which, so far as Seller is aware, are available.

          Section 8.02.  Property Expense Apportionment.  The following items relating to the Purchased Assets shall be apportioned at the Closing as of the close of business on the Closing Date (the “Adjustment Date”) so that Seller (or the applicable Subsidiary of Seller) shall be allocated the portion of such items based on a fraction, the numerator of which is the number of days in the applicable period ending at the end of the day on the Adjustment Date and the denominator of which is the total number of days in such period, and Buyer shall be allocated the remainder:

          (a)          General and special real estate and other ad valorem taxes and assessments and other state or local taxes, fees, charges and assessments in respect of real estate on the basis of the fiscal year for which assessed.  If the Closing Date shall occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes and payments at Closing shall be based upon the most recently ascertainable tax bills; provided that Buyer and Seller shall recalculate and re-prorate said Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills received for any such fiscal year and the amount of any payments in lieu of Tax made with respect to any such fiscal year.

          (b)          Personal property Taxes, if any, on the basis of the fiscal year for which assessed.  If the Closing Date shall occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such Taxes and payments at Closing shall be based upon a reasonable estimate mutually agreed upon by Buyer and Seller; provided that Buyer and Seller shall recalculate and re-prorate said Taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills received for any such fiscal year.

          (c)          Utility charges and other apportionments and adjustments as are customarily apportioned upon the transfer of real and personal property in the county and state in which the subject property is located.

          (d)          To the extent any Taxes described in subparagraphs (a) or (b) above are adjusted as a result of any governmental Tax audit or administrative or court proceeding initiated by a governmental entity or agency with jurisdiction over the properties, Buyer and Seller shall recalculate and re-prorate such Taxes and make the necessary cash adjustments promptly upon the resolution of such audit or proceeding.

          Section 8.03.  Transfer Taxes.  The Buyer and its Subsidiaries shall be liable for all sales, use, excise, value-added, goods and services, transfer, deed, stamp, recording, documentary, registration, conveyancing or similar Taxes, duties or expenses as a result of the sale and transfer of the Purchased Assets that are recoverable by the Buyer and its Subsidiaries under applicable law governing the payment of transfer taxes including, but not limited to, UK VAT, Canada Federal goods and services tax (“GST”), Quebec Sales Tax (“QST”), Canada Provincial sales tax (“PST”), and Romania value added tax (“Romania VAT”), and other similar recoverable transfer taxes in other jurisdictions (the “Recoverable Transfer Taxes”).  All other sales, use, excise, value-added, goods and services, transfer, deed, stamp, recording, documentary, registration, conveyancing or similar Taxes, duties or expenses as a result of the sale and transfer of the Purchased Assets (the “Nonrecoverable Transfer Taxes”) shall be borne 50% by the Buyer and its Subsidiaries and 50% by the Seller and its Subsidiaries.  Seller and its Subsidiaries and Buyer and its Subsidiaries shall cooperate in minimizing any such Recoverable Transfer Taxes and Nonrecoverable Transfer Taxes including making on a timely basis all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.  Buyer and its Subsidiaries and Seller and its Subsidiaries shall also cooperate in timely providing each other with applicable resale and exemption certifications and other similar tax and fee documentation.  It is the intent of the Buyer and its Subsidiaries and the Seller and its Subsidiaries that the sale and transfer of the Business and Purchased Assets shall be deemed a sale and transfer of a business as a going concern for the purposes of any applicable law governing the payment of Recoverable Transfer Taxes and Nonrecoverable Transfer Taxes.  Without limiting the generality of the previous sentence, and notwithstanding any other provision of this Agreement, Seller and its Subsidiaries will not invoice or collect any UK VAT (as defined below) with respect to the transactions contemplated by this Agreement unless UK VAT taxing authorities shall finally determine that such invoicing and collection are required by applicable law.  The Base Purchase Price and Final Purchase Price are exclusive of any Recoverable Transfer Taxes and Nonrecoverable Transfer Taxes described above.

          Section 8.04.  Straddle Period Taxation.  Taxes for any period that includes (but does not end on) the Closing Date shall be equitably apportioned between Seller (or the applicable Subsidiary of Seller) and Buyer by treating the Closing Date as the last day of the taxable period and applying the number of days methodology set forth in Section 8.02.

          Section 8.05.  UK VAT.  Any consideration in money or money’s worth due or which becomes due from Buyer to Seller under this Agreement in relation to the UK Purchased Assets is exclusive of any applicable UK value added tax

(“UK VAT”).  If any UK VAT is payable on the sale of the UK Purchased Assets under this Agreement Buyer shall pay to Seller the amount of that UK VAT within 10 Business Days following delivery by Seller to Buyer of a UK VAT invoice in respect of it.

          Section 8.06.  UK VATA.  Seller and Buyer consider that section 49(1) of the UK’s VAT Act 1994 (“UK VATA”) and article 5 of the UK’s Value Added Tax (Special Provisions) Order 1995 will apply to the sale of the UK Purchased Assets under this Agreement so that the transaction is treated as a transfer of a going concern and accordingly:

          (a)          Seller and Buyer shall give such notice of such transfer to HM Customs & Excise as is required by law;

          (b)          Seller and Buyer shall use all reasonable endeavors to procure that the sale of the UK Purchased Assets is treated as neither a supply of goods nor a supply of services for UK VAT purposes; and

          (c)          no application for re-allocation of Seller’s UK VAT registration number to Buyer shall be made.

          Section 8.07.  Seller UK VAT Registration.  Seller warrants to Buyer that it is registered for UK VAT in the UK.  Seller shall provide to Buyer prior to the Closing Date it UK and Romania VAT registration numbers.

          Section 8.08.  Buyer UK VAT Registration.  Buyer undertakes and warrants to Seller:

          (a)          that it is duly registered for UK VAT in the UK under a registration number that Buyer shall provide to Seller prior to the Closing Date; and

          (b)          that it intends to use and shall upon and immediately after Closing use the UK Purchased Assets to carry on the same kind of business (whether or not as part of any existing business of the Buyer) as that carried on by the Seller in relation to the UK Purchased Assets immediately before Closing on its own account and neither as agent nor nominee of any other person.

          Section 8.09.  UK VAT Records Retention.  Seller and Buyer intend that Seller shall retain the UK VAT records of the UK Business and accordingly:

          (a)          Seller shall forthwith make a request to HM Customs & Excise for a direction that those records be preserved by Seller;

          (b)          Seller shall promptly notify Buyer of the result of that request and if HM Customs & Excise do not grant it shall on demand deliver the records to Buyer; and

(c) Seller shall:

(i) preserve the records in the UK for such period as may be required by law and permit Buyer, at its own cost, reasonable access to them to inspect or make copies of them;

(ii) not at any time cease to preserve the records without giving Buyer a reasonable opportunity to inspect and remove such of them as the Buyer wishes; and

(iii) if the records are delivered to Buyer pursuant to paragraph (b), paragraph (c) shall apply as if references to Seller were references to Buyer and vice versa.

Section 8.10. UK VAT (Special Provisions) Matters. The Buyer:

          (a)          warrants to and notifies Seller (in accordance with Article 5(2A)(b) of the Value Added Tax (Special Provisions) Order 1995 ) that Article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply in respect of the UK Dedicated Plant to the Buyer or to any company in relation to which Buyer is a relevant associate (as defined in paragraph 3(7) of Schedule 10 UK VATA) (“Relevant Associate”); and

          (b)          undertakes that Article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 will not apply in respect of the UK Dedicated Plant to the Buyer or to any company in relation to which Buyer is a Relevant Associate.

          Section 8.11.  Cooperation.  Buyer, on the one hand, and Seller and its Subsidiaries, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

          Section 8.12.  Successor Employer.  Buyer, Seller and their respective Affiliates shall, to the extent possible, (i) treat Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Seller to be employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one Internal Revenue Service Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

ARTICLE 9
EMPLOYEE BENEFITS

          Section 9.01.  ERISA Representations.  Seller represents and warrants to Buyer that:

          (a)          Section 9.01(a) of the Disclosure Schedule lists each “employee benefit plan,” as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and (iii) covers any US Employee (hereinafter referred to collectively as the “Employee Plans”).

          (b)          No Employee Plan is a “Multiemployer Plan” (within the meaning of Section 3(37) of ERISA) and, except as provided in Section 9.01(b) of the Disclosure Schedule, no Employee Plan is subject to Title IV of ERISA.  Neither Seller nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA or any applicable provision of the Code, arising in connection with the termination of or complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA or as a result of any violation of applicable law, in each case, that could become, after the Closing Date, an obligation of Buyer.  Each Employee Plan has been maintained in compliance with its terms and in all material respects in compliance with applicable law.

          (c)          Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

          (d)          Section 9.01(d) of the Disclosure Schedule includes a list of each employment, severance, termination pay, change in control or other similar contract, agreement, arrangement or policy (written or oral) and each plan, program, contract, agreement, policy or arrangement (written or oral) providing for profit -sharing, bonuses, stock options, stock appreciation, stock purchase or other forms of incentive compensation, deferred compensation, health and welfare insurance coverage (including any self -insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for post -retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, contributed to, or required to be contributed to, as the case may be, by Seller or any of its ERISA Affiliates and (iii) covers or relates to any US Employee.  Such contracts, agreements, policies, programs, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to Buyer are hereinafter referred to collectively as the “Benefit Arrangements.”  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable law.

          (e)          Section 9.01(e) of the Disclosure Schedule lists each material employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, or for post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee of the Business outside of the United States (hereinafter referred to collectively as the “International Plans”); provided, however, that a plan or program sponsored or operated by a governmental authority (including the State Earnings Related Pension Scheme in the UK) shall not constitute an International Plan.

          (f)          With respect to the US Employees, there are no employee post-retirement medical, health or welfare plans in effect, except as required by Section 601 et seq. of ERISA or Section 4980B of the Code, or as set forth on Section 9.01(f) of the Disclosure Schedule.

          Section 9.02.  Employees and Offers of Employment.  (a) (i) Section 9.02(a) of the Disclosure Schedule contains a list of employees of Seller or its Affiliates who are employees of the Business or who devote a majority of his or her working time to the Business.  All such employees are referred to herein as the “US Employees,” all US Employees who are not union represented employees covered by the CBA are referred to herein as the “US Nonrepresented Employees” and all US Employees who are union represented employees covered by the CBA are referred to herein as the “US Represented Employees.”  Seller and Buyer agree that Schedule 9.02(a) does not include certain support personnel and that nothing in this Agreement shall obligate Buyer to assume any responsibility for such personnel.  Not later than 30 days prior to the Closing Date Seller shall make available to Buyer a list of such personnel and shall cooperate with Buyer to ensure that Buyer shall have commercially reasonable opportunities to meet with such employees prior to the Closing Date to discuss and offer to employ any such individuals on such list as Buyer in its sole discretion may determine.

            (ii)          To the extent consistent with applicable law, not less than two (2) Business Days prior to the Closing Date, Buyer shall offer employment to all US Represented Employees on terms and conditions of employment consistent with Section 9.08 of this Agreement for employment to begin on the Closing Date or on such later date as described below (the “US Represented Offered Employees”).  US Represented Offered Employees who accept such offers of employment and commence employment with the Buyer or an Affiliate of Buyer on the Closing Date shall be referred to herein as the “US Represented Transferred Employees.”  With regard to any US Represented Employee on disability leave or approved personal leave on the day preceding the Closing Date, if such US Represented Employee presents himself or herself fit for duty as acceptable to a physician of Buyer within the earlier of twelve (12) months following the Closing Date or the expiration of such individual’s approved leave, accepts Buyer’s offer of employment and commences employment with the Buyer or an Affiliate of Buyer, then such individual shall be deemed to be a US Represented Transferred Employee as of the date such employee commences employment with Buyer or an Affiliate of Buyer.

          (iii)          To the extent consistent with applicable law, not less than three (3) weeks prior to the Closing Date, Seller shall provide Buyer with access to the US Nonrepresented Employees for purposes of making employment offers, and shall cooperate with Buyer’s reasonable requests relating thereto.  Buyer shall offer at-will employment to all US Nonrepresented Employees not less than two (2) Business Days prior to the Closing Date (the “US Nonrepresented Offered Employees”) and shall inform the Seller of those US Nonrepresented Offered Employees who accept Buyer’s offer of employment.  Notwithstanding the foregoing, if a US Nonrepresented Employee is on long-term disability prior to the Closing, then Buyer, at its sole option, may defer a decision regarding an offer of employment to such employee (regardless of whether an offer has been previously made).  If such employee is subsequently removed from disability status, then Buyer shall have a reasonable period of time thereafter to offer employment to such employee.  Each offer of employment to a US Nonrepresented Offered Employee shall be for a comparable position at a salary or wage substantially equal to the then current salary or wage, as the case may be, and with welfare and pension benefits that are substantially comparable in the aggregate to those provided by Seller or its ERISA Affiliates immediately prior to the date hereof.  For purposes of establishing comparability, post-retirement health and welfare benefits after age 65 and equity related compensation shall not be included.

          (iv)          The US Nonrepresented Offered Employees who accept Buyer’s offer of employment and commence employment with Buyer or an Affiliate of Buyer either as of the Closing Date or, if later, upon their return to employment pursuant to the terms of a leave of absence or their removal from the disability status, as the case may be, are referred to herein as the “US Nonrepresented Transferred Employees.”  All US Represented Transferred Employees and all US Nonrepresented Transferred Employees are collectively referred to herein as the “US Transferred Employees.”

          (b)          Seller shall terminate employment of all US Transferred Employees effective as of the Closing (or, in the case of US Transferred Employees who are on disability or leave of absence, as soon as they are removed from disability status or return from leave).  Seller makes no representation as to whether US Represented Offered Employees or US Nonrepresented Offered Employees will accept employment with Buyer or an Affiliate of Buyer.  Section 9.02(b) of the Disclosure Schedule sets forth each US Nonrepresented Employee listed thereon, his or her title, base salary, target bonus and any long-term incentive plan bonus.

          (c)          (i) If Buyer terminates any US Transferred Employee or subjects any US Transferred Employee to any indefinite lay-off, in each case other than for Cause within two (2) years following the Closing Date, or if any US Employee declines an offer of employment from Buyer because a condition of such offer is such employee’s agreement to relocate to a job site more than fifty (50) miles from such employee’s job site immediately prior to the Closing Date, Buyer shall pay to such US Employee the applicable severance pay as follows:  (w) if such US Transferred Employee was a salaried, exempt employee immediately prior to the Closing Date, severance pay in an amount equal to the greater of (A) six months’ base salary and (B) the amount that would be due under the Kraft Severance Pay Plan applicable to such US Transferred Employee if such US Transferred Employee was terminated on such date by Seller, (x) if such US Transferred Employee was a salaried, non-exempt employee or an hourly, non-union employee, in each case immediately prior to the Closing Date, severance pay in an amount equal to the greater of (A) three months’ base salary and (B) the amount that would be due under the Kraft Severance Pay Plan applicable to such US Transferred Employee if such US Transferred Employee was terminated on such date by Seller, (y) if such US Offered Employee was a salaried, non-exempt employee or an hourly, non-union employee, in each case, immediately prior to the Closing Date, severance pay in an amount equal to the amount that would be due under the Kraft Severance Pay Plan applicable to such employee if such employee were terminated on such date by Seller, and (z) if such US Transferred or US Employee was a US Represented Employee immediately prior to the Closing Date, severance pay in an amount equal to the amount that would be due, and payable over the period determined, under the CBA if such US Represented Employee was terminated on such date by Seller.  In addition, Buyer shall reimburse each such US Transferred or US Employee for health and welfare benefit continuation benefits costs that are covered pursuant to Section 601 et seq. of ERISA and Section 4980B of the Code during the severance benefit period.

(ii) Except as set forth in (i) above, Seller shall retain all severance obligations, if any, for all US Offered Employees who do not become US Transferred Employees.

          (d)          Buyer shall provide reasonable outplacement services for those US Transferred Employees described in clauses (x) and (y) of Section 9.02(c)(i) who are terminated by Buyer within two (2) years after the Closing Date or who decline Buyer’s offer of employment because they are required to relocate as described above.  In addition, if Buyer relocates, within two years after the Closing Date, any US Transferred Employee more than fifty (50) miles from his or her job site immediately prior to the Closing Date, Buyer shall provide such individual with relocation benefits not less favorable than Buyer would provide to a similar grade employee.  For purposes of this Section 9.02, the term “Cause” means the US Transferred Employee’s material misconduct, inability or refusal to perform his or her job responsibilities or commission of an act constituting a felony or a crime involving fraud or dishonesty, all as determined by Buyer consistent with Buyer’s past practices (it being understood that any US Offered Employee’s refusal to be relocated to a job site more than fifty (50) miles from such employee’s job site immediately prior to the Closing Date shall not constitute Cause).

          Section 9.03.  Seller’s Employee Benefit Plans.  (a) Except as may be set forth in Section 9.07, Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) who is not a US Transferred Employee.  Except as expressly set forth in this Article 9, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of US Transferred Employees under the Employee Plans and Benefit Arrangements, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto.  Except as set forth in Section 9.07, no assets or liabilities of any Employee Plan or Benefit Arrangement shall be transferred to, or assumed by, Buyer or any of its Affiliates or any plan of Buyer or any of its Affiliates.

          (b)          Except as may be provided under Section 9.07, Seller’s plans shall be responsible for any expenses covered by Seller’s welfare benefit plans that were incurred prior to the Closing Date, regardless of whether payments are made after Closing.  For purposes of this Section 9.03(b) and of Section 9.04(a), a claim shall be “incurred” when the relevant service is provided or item is purchased; provided, however, that with respect to any US Transferred Employee hospitalized on the day prior to the Closing Date, Seller shall be responsible under its health and welfare plans for all covered charges related to that hospital stay to the extent such charges are incurred on or prior to the date of such Employee’s discharge.  As of the Closing, any US Offered Employee who is receiving benefits under Seller’s short-term disability program shall be deemed to be an employee of Seller until such time as such employee is no longer eligible for

Seller’s short-term disability program.  If at such time the employee is eligible and has qualified for long-term disability benefits or disability retirement, the employee shall receive such benefits under Seller’s long-term disability program or pension plan pursuant to the terms thereof.

          (c)          Except as provided in Section 9.07, Seller will remain responsible for (i) all benefits payable to employees of Seller who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller’s health, accident, sickness, salary continuation or short-term or long-term disability benefit plans or programs and (ii) all benefits payable to Seller’s employees who as of the close of business on the Business Day immediately preceding the Closing Date, were receiving short-term disability benefits in accordance with the applicable provisions of Seller’s short-term disability benefit plans or programs whether or not such employees were eligible for long-term disability benefits; and (iii) all benefits payable to Seller’s employees who, as of the close of business on the Business Day immediately preceding the Closing Date, were on any type of leave other than vacation leave.

          (d)          Seller shall use its best efforts to cause all US Transferred Employees to be vested in all benefits accrued through the Closing Date under Seller’s Employee Plans that are intended to qualify under Section 401(a) of the Code.

          Section 9.04.  Buyer Benefit Plans.  (a) With respect to each US Transferred Employee:

             (i)          Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer for such US employee after the Closing Date to the extent that such requirements and provisions were satisfied under comparable plans of Seller as of the Closing Date.

           (ii)          Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans for the plan year that includes the Closing Date, any amounts paid (or accrued) by each such employee under Seller’s welfare benefit plans during the current plan year.

          (b)          Buyer shall recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual) under its employee benefit plans, the service of any US Transferred Employee with Seller or any of its Affiliates prior to the Closing Date.

          (c)          Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any US Offered Employee in accordance with law with respect to any “qualifying event” occurring prior to the Closing Date.  Buyer shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any US Transferred Employee in accordance with law with respect to any “qualifying event” which occurs on or after the Closing Date.

          (d)          Buyer shall be responsible for all workers’ compensation benefits payable to US Transferred Employees with respect to injuries to US Transferred Employees on or after the Closing Date.

          (e)          Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any Damages for severance liability suffered by Seller or any of its Affiliates with respect to any US Transferred Employee and, as and to the extent provided in Section 9.02(c) and 9.02(d) above, any US Offered Employee.

          (f)          Buyer shall be responsible for all vacation earned by US Transferred Employees but not taken as of the Closing Date; provided that as soon as practicable after the Closing Seller shall pay to Buyer an amount equal to the amount of such accrued but not taken vacation as of the Closing Date.

          (g)          Buyer shall cause the tax-qualified defined contribution plan established or maintained by Buyer (“Buyer’s Savings Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from US Transferred Employees with respect to any account balances distributed to them on or as of the Closing Date by applicable Employee Plans.  Rollovers of outstanding loans under such plans shall be permitted.  The distributions and rollovers described herein shall comply with applicable law and each party shall make all filings and take any actions required of such party under applicable law in connection therewith.

          (h)          U.S. Transferred Employees shall be eligible to participate in a new or existing plan of Buyer that provides flexible spending accounts for medical and dependent care expenses as soon as practicable following the Closing Date.

          (i)          Nothing in this Agreement shall be construed to require duplication of benefits.

          Section 9.05.  Qualified Defined Benefit Plans. Seller shall retain all liabilities and obligations under the applicable United States tax-qualified defined benefit plan maintained by Seller or any of its Affiliates (“Seller Retirement Plan”) in respect of benefits accrued thereunder by active employees prior to the

Closing Date.  No US Transferred Employee shall accrue any benefit under the Seller Retirement Plan in respect of service with Buyer after the Closing Date.  No assets or liabilities of any Seller Retirement Plan that is an Employee Plan shall be transferred to a pension plan maintained by Buyer.

          Section 9.06.  Certain Liabilities. (a)Except as may be provided in Section 9.07, Seller shall be responsible for all accrued salary and, if applicable, annual bonus (in each case in an amount equal to the pro rata portion of such salary and bonus allocable to the period prior to the Closing Date), in respect of the year in which the Closing occurs.  With respect to US Transferred Employees, Buyer shall be responsible for providing the pro rata portion of such salary allocable to their period of employment with Buyer from and after the Closing Date in respect of the year in which the Closing occurs and pro rata bonuses, if any, for such period pursuant to the terms of Buyer’s annual bonus plan or plans then in effect with respect to such employees.

          (b)          Seller shall be liable for all post-retirement welfare benefits under Seller’s Employee Plans and Benefit Arrangements for all US Transferred Employees pursuant to the terms and conditions thereof to the extent that such employees would have been eligible for such benefits under such plans and arrangements as of the Closing Date had such employees retired from Seller’s employment on the Closing Date.

          Section 9.07.  Employee Benefits For Transferred Employees Outside the United States.  (a) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.

          (b)          The parties acknowledge and agree that the transfer of assets and liabilities contemplated by this Agreement in any Member State of the European Community and Romania is a “relevant transfer” within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 1981, the regulations and/or laws implementing the European Council Directive of March 12, 2001 (2001/23/EC) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country implementing legislation under such Directive and the Romanian Code (the “Employment Regulations”) and that the Employment Regulations shall operate to transfer all employees of the Seller and its Affiliates who are listed on Section 9.07(b) of the Disclosure Schedule to Buyer.  The parties shall cooperate in good faith to satisfy, or cause to be satisfied, the information and consultation requirements of the Employment Regulations as they apply to the transactions contemplated by this Agreement.   Seller and Buyer agree that Section 9.07(b) of the Disclosure Schedule does not include certain Romanian management personnel and that nothing in this Agreement shall obligate Buyer to assume any responsibility for such personnel.  Not later than 30 days prior to the Closing Date Seller shall make available to Buyer a list of such personnel and shall cooperate with Buyer to ensure that Buyer shall have commercially reasonable opportunities to meet with such employees prior to the Closing Date to discuss and offer to employ any such individuals on such list as Buyer in its sole discretion may determine.

          (c)          Seller shall retain all liabilities and obligations under Seller’s UK pension scheme in respect of benefits accrued thereunder by active employees prior to the Closing Date.  No employee of the Business shall accrue any benefit under the Seller’s UK pension scheme in respect of service with Buyer after the Closing Date.

          (d)          Seller shall remain responsible for and shall indemnify Buyer against employee contractual emoluments to include, but not be limited to, all wages, holiday pay, employment benefits and costs in respect of the EU Transferred Employees and the Romanian Transferred Employees (the “Emoluments”) in so far as and to the extent that the Emoluments arise on or in, or are in respect of any date or period prior to the Closing Date.  Buyer shall assume responsibility for the Emoluments in so far as and to the extent that the Emoluments arise on or in, or are in respect of any date or period on or after the Closing Date.

          (e)          Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising from or in respect of the EU Transferred Employees and the Romanian Transferred Employees on or after the Closing Date except in respect to any such Damages incurred or suffered as a result of any act or omission of Seller or before the Closing Date in respect of any breach of the Employment Regulations by Buyer and any claim by any EU Transferred Employee or Romanian Transferred Employee (whether or not such EU Transferred Employee or such Romanian Transferred Employee resigns or objects under the Employment Regulations) that Seller is in breach of contract or in breach of any statutory employment rights because of any plans of Buyer to change terms and conditions of employment or working conditions of such EU Transferred Employee or such Romanian Transferred Employee after the Closing Date (including any plans of Buyer to change any pension benefits in respect of such EU Transferred Employee or such Romanian Transferred Employee).

          (f)          Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from Damages incurred or suffered by Buyer or any of its Affiliates arising from or in respect of any EU Transferred Employee or any Romanian Transferred Employee before the Closing Date except in respect of

(i) any breach of the Employment Regulations caused by Buyer’s failure to provide information to Seller in good time pursuant to the Employment Regulations (and Buyer agrees that if Seller wishes to join Buyer in any proceedings under the Employment Regulations because of such failure by Buyer then Buyer will agree to be so joined), and (ii) any claim by any EU Transferred Employee or Romanian Transferred Employee (whether or not such EU Transferred Employee or such Romanian Transferred Employee resigns or objects under the Employment Regulations) that Seller is in breach of contract or in breach of any statutory employment rights because of any plans of Buyer to change terms and conditions of employment or working conditions of such EU Transferred Employee or such Romanian Transferred Employee after Closing Date (including any plans of Buyer to change the pension benefits in respect of such EU Transferred Employee or such Romanian Transferred Employee).

          (g)          If the contract of employment of any EU Transferred Employee or Romanian Transferred Employee is found (or alleged) not to have effect after the Closing Date as if originally made with Buyer, Buyer agrees that in consultation with Seller, it will within seven (7) days of being informed of such finding or allegation, make to such EU Transferred Employee or such Romanian Transferred Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below and any such offer of employment made by Buyer will be on terms and conditions which when taken as a whole do not differ in any material way from the terms and conditions of employment of such EU Transferred Employee or such Romanian Transferred Employee immediately before Closing Date (save as to the identity of the employer).  Upon such offer being made (or at any time after such offer should have been made if no offer is made), Seller will terminate the employment of such EU Transferred Employee or such Romanian Transferred Employee, as the case may be, and Buyer shall indemnify Seller and its Affiliates against all Damages arising directly or indirectly out of the employment of such EU Transferred Employee or such Romanian Transferred Employee from the Closing Date until such termination.

          (h)          Buyer agrees that, to the extent possible in the context of this Agreement and applicable law, it will not take any action that would give rise to an obligation on Seller to consult under the Employment Regulations.

          (i)          In so far as the Employment Regulations are found to apply to any person employed by Seller who is not listed in Section 9.07(b) of the Disclosure Schedule as an EU Transferred Employee or a Romanian Transferred Employee, Seller agrees that (i) in consultation with Buyer it will, within seven (7) days of being so requested by Buyer, make to each such person an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and (ii) the offer to be made will be such that that provisions of the new contract as to the capacity and place in which the person will be employed and as to the other terms and conditions of his employment will not differ from the corresponding provisions of his contract of employment immediately prior to the Closing Date.  Upon that offer being made (or at any time after the expiry of the seven (7) days if the offer is not made as requested), Buyer shall terminate the employment of the person concerned and Seller shall indemnify Buyer against and keep the Buyer harmless from any and all Damages incurred or suffered by Buyer arising from or in respect of the employment or the termination of the employment of such person during any period after the Closing Date.

          (j)          The parties shall cooperate in good faith to satisfy, or cause to be satisfied, any relevant workers’ council processes and procedures under any applicable non-U.S. law, rule or regulation that are necessary to effect the transfer of EU Transferred Employees and the Romanian Transferred Employees to Buyer, including without limitation, Articles 169 and 170 of the Romanian Labor Code.

          (k)          Notwithstanding any other provision of this Article 9, Buyer will assume all obligations under the existing collective bargaining agreement covering workers in Romania, or will execute such agreement, as may be required by such agreement and in accordance with applicable law and regulation.  Seller and Buyer will cooperate to effect the transfer of Romanian employees in compliance with all applicable legal and contractual obligations.

          (l)          Notwithstanding anything to the contrary in this Article 9, the parties shall cooperate in good faith to the extent that applicable local law or local practice require or make desirable modifications to the provisions contained in this Article 9 and hereby agree to implement (or cause to be implemented) any such modification.

          (m)          (i) Except pursuant to Seller’s UK pension scheme (the “Scheme”), Seller has not paid, provided or contributed towards, and Seller is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any retirement/death/disability benefit for or in respect of any present or past employee (or any spouse, child or dependent of any past or present employee) of the Business.

               (ii)  All benefits provided or to be provided under the Scheme are old age, invalidity or survivors benefits for the purposes of Regulation 7 of the UK’s Transfer of Undertakings (Protection of Employment) Regulations 1981.

          (n)          If Buyer terminates any EU Transferred Employee or Romanian Transferred Employee or subjects any such Employee to any indefinite lay-off, in each case other than for Cause (as defined in Section 9.02(c)), within one (1) year following the Closing Date, Buyer shall:  (i) pay to each such Employee who is not subject to a collective bargaining agreement the amount of severance pay that Seller would have been required to pay to such Employee had Seller so terminated or laid-off such Employee immediately prior to the Closing Date; and (ii) pay to each such Employee who is subject to a collective bargaining agreement the amount of severance required under such collective bargaining agreement; provided that Seller shall promptly reimburse Buyer for the amount, if any, by which severance payments paid by Buyer pursuant to (i) above exceeds the amount that Buyer would have otherwise been obligated to pay to such Employees under applicable local law.

          (o)          Buyer agrees that each EU Transferred Employee and Romanian Transferred Employee shall be eligible for a comparable position at a salary or wage substantially equal to the then current salary or wage, as the case may be, and with welfare and pension benefits that are substantially comparable in the aggregate to those provided to such Employees by Seller or its Affiliates immediately prior to the date hereof.  For purposes of establishing comparability, post-retirement health and welfare benefits after age 65 and equity related compensation shall not be included.

          Section 9.08.  US Collective Bargaining Agreements.  (a) Buyer or a Subsidiary of Buyer shall assume and continue in full force and effect the collective bargaining agreements identified on Section 3.23 of the Disclosure Schedule (collectively, the “CBAs”) effective as of the Closing.  Seller and Buyer shall each use its respective commercially reasonable efforts to secure such consents as may be reasonably necessary to accomplish such assumption.  The employee benefits offered under the CBAs shall comply with the CBAs; provided, however, that Buyer or a Subsidiary of Buyer may substitute insurance carriers or providers to administer and/or deliver the benefits provided therein where the CBA so permits.  Seller agrees to cooperate with Buyer in substituting in good faith any such insurance carriers or providers, provided that health or welfare benefits coverage shall not be reduced prior to the Closing Date in connection therewith.

          (b)          Buyer or the Subsidiary of Buyer continuing the CBAs shall have sole responsibility for all obligations and liabilities arising under the CBA on and following the Closing Date.

          (c)          Seller shall have sole responsibility for all obligations and liabilities arising under the CBA before the Closing Date.

          (d)          Notwithstanding anything in this Agreement to the contrary, Buyer will not be required to satisfy any provision of this Article 9 to the extent doing so would violate the CBA.

          Section 9.09.  No Third Party Beneficiaries.  No provision of this Article 9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or any of its Affiliates and it is expressly understood and agreed that the provisions of this Article 9 are statements of intent and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan, International Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates

ARTICLE 10
CONDITIONS TO CLOSING

          Section 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by law, waiver by the relevant party) of the following conditions:

          (a)          Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and any filing, consent or approval required to be made or received under any other Competition Law in connection with the transactions contemplated hereby shall have been made or received;

          (b)          No provision of any applicable law including any Competition Law, or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing; and

          (c)          Any regulatory approvals listed on Section 3.03 of the Disclosure Schedule shall have been obtained.

          Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by law, waiver by Buyer) of the following further conditions:

          (a)          Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

          (b)          the representations and warranties of Seller contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the Closing Date, as if made at and as of such date (except for any such representations and warranties which relate to an earlier date, which shall be true and correct as of such earlier date), with only such exceptions as would not reasonably be expected to have a Material Adverse Effect;

          (c)          since the date of this Agreement, there shall not have occurred any change or any development that is reasonably likely to result in a Material Adverse Effect;

          (d)          Buyer shall have received a certificate signed by an appropriate officer of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 10.02(a) through 10.02(c) have been satisfied; and

          (e)          Seller shall have caused to be delivered to Buyer affidavits of Seller and all its Subsidiaries that are selling real property located in the U.S., in each case stating, under penalties of perjury, such transferor’s taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

          Section 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by law, waiver by Seller) of the following further conditions:

          (a)          Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

          (b)          the representations and warranties of Buyer contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) shall be true and correct at and as of the Closing Date, as if made at and as of such date (except for any such representations and warranties which relate to an earlier date, which shall be true and correct as of such earlier date), with only such exceptions as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents; and

          (c)          Seller shall have received a certificate signed by an appropriate officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 10.03(a) through 10.03(b) have been satisfied.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

          Section 11.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for eighteen (18)

months following the Closing Date; provided that (i) representations and warranties contained in Sections 3.01, 4.01, 3.02, 4.02, 3.14 and 4.07 shall survive indefinitely, (ii) the representations and warranties contained in Section 3.15 shall survive until the fifth anniversary of the Closing; and (iii) the representations and warranties contained in Article 8 and Article 9 shall survive until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later.  The covenants and agreements of the parties hereto shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely); provided that the covenants and agreements in Articles 8 and 9 shall survive until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later.  Notwithstanding the two preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the right of indemnity with respect to any such covenant, agreements, representation or warranty shall have been given to the party against whom such indemnity may be sought prior to such time.

          Section 11.02.  Indemnification.  (a) Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by Buyer or any of its Affiliates arising out of:

(i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty, a “Warranty Breach”) made by Seller pursuant to this Agreement;

(ii) any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(iii) any Excluded Liability;

provided that with respect to indemnification by Seller for any Warranty Breach pursuant to Section 11.02(a)(i), (A) no such Warranty Breach shall be deemed to have occurred unless the amount of Damages with respect thereto exceeds $250,000, (B) Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches (other than Warranty Breaches of Section 3.12(b), 3.13(b)

or 3.16) exceeds $10,000,000 and then only to the extent of such excess, (C) Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches of Section 3.12(b), 3.13(b) or 3.16 exceeds $3,000,000 and then only to the extent of such excess and (D) Seller’s maximum liability for all such Warranty Breaches shall not exceed $148,000,000; provided, further that the limitations in clauses (A), (B), (C) and (D) hereof shall not apply to a Warranty Breach with respect to Section 3.14 or Article 8.

          (b)          Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:

(i) any Warranty Breach made by Buyer pursuant to this Agreement;

(ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(iii) any Assumed Liability;

provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to Section 11.02(b)(i), Buyer’s maximum liability for all such Warranty Breaches shall not exceed $148,000,000; provided, further that the foregoing limitation shall not apply to a Warranty Breach with respect to Section 4.07 or Article 8.

          Section 11.03.  Procedures.  (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding, whether or not in respect of, arising out of or involving a claim asserted by any third party (“Third Party Claim”), in respect of which indemnity may be sought under such Section 11.02 and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.  If the Indemnifying Party determines, within sixty (60) days after receipt of the Indemnified Party’s notice, that it objects to any matter in such notice, the Indemnifying Party shall object in writing and reasonable detail to the Indemnified Party’s notice during such period.

          (b)          The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 11.03, upon written notice to the Indemnified Party shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

          (c)          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or imposes injunctive or other equitable relief against the Indemnified Party, and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided that the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in connection with any Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof, provided that such counsel is reasonably acceptable to the Indemnifying Party.

          (d)          Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (e)          Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

          (f)          In addition to clauses (a) through (e) above, with respect to identifying, investigating and resolving any actual or potential Environmental Liabilities for which the other party may be responsible under this Agreement, each party agrees that it shall, and shall use its commercially reasonable efforts to ensure that each of its Affiliates shall, act as it would in the ordinary course of operating its businesses without the existence of an indemnification from a third party.  By way of example but not exclusion, each party agrees that (a) it shall not take physical samples of the soil, groundwater or other media merely for the sake of identifying the existence of contamination without a legal obligation to do so or a reasonable concern about an adverse impact to human health and safety in any such case unless consistent with such party’s existing environmental compliance policy, and also agrees to use commercially reasonable best efforts to prohibit an acquiror, lender or insurer from doing the same, and (b) any required clean-up will be performed in a reasonably cost effective manner.

          Section 11.04.  Calculation of Damages.  (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies (excluding self-insurance arrangements of the Indemnified

Party) or from any other Person alleged to be responsible therefor.  If the Indemnified Party receives any amounts under any such applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

          (b)          Each party agrees that it will not, and agrees to use its commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost, of any obligations of the other party under this Article 11.

          (c)          The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that the Indemnified Party had been compensated for such matter pursuant to the purchase price adjustment set forth in Sections 2.08 and 2.09, (ii) consequential or punitive Damages (other than punitive Damages for which the Indemnified Party is held liable in a final judgment on a Third Party Claim) or (iii) Damages for lost profits.

          (d)          Notwithstanding any other provision of this Agreement to the contrary, if on the date hereof the Indemnified Party has actual knowledge of any inaccuracy in the representations and warranties made by the Indemnifying Party as of the date hereof, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

          (e)          For purposes of determining indemnification under this Article 11, the representations and warranties in Article 3 (other than the representations and warranties in Section 3.08(a)) and Article 4 shall be construed as if they were not qualified by “material,” “materiality,” “material adverse” and like qualifiers.

          (f)          Any indemnification payment made pursuant to this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes.

          Section 11.05.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign, to the extent it can, such of its rights to proceed against the Potential Contributor as are reasonably necessary to permit the Indemnifying Party to recover from the

Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

          Section 11.06.  Exclusivity.  Except as specifically set forth in this Agreement or in any other Transaction Document, Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the Business or the transactions contemplated hereby or thereby, including claims for contribution or other rights of recovery arising out of or relating to any environmental, health or safety statute, law, regulation or rule, including any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty but excluding claims for fraud or for intentional misrepresentation.  After the Closing, except (i) for claims for fraud or for intentional misrepresentation and (ii) claims pursuant to any other Transaction Documents, this Article 11 and Sections 7.07, 9.04(e), 9.07(e), 9.07(f) and 9.07(g) provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

          Section 11.07.  Effect of Investigation.  Subject to Section 11.04(d), the right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  Subject to Section 11.04(d), the waiver of any condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

ARTICLE 12
TERMINATION

          Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

          (a)          by mutual written agreement of Seller and Buyer;

          (b)          by either Seller or Buyer if the Closing shall not have been consummated on or before September 30, 2005;

          (c)          (i) by Seller, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Sections 10.03(a) or 10.03(b) and (B) cannot be or has not been cured within sixty (60) days following delivery by Seller of written notice to Buyer of such breach or failure to perform, or (ii) by Buyer, if Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Sections 10.02(a), 10.02(b) or 10.02(c) and (B) cannot be or has not been cured within sixty (60) days following delivery by Buyer of written notice to Seller of such breach or failure to perform; or

          (d)          by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (e)          pursuant to Section 13.15.

The party desiring to terminate this Agreement pursuant to clauses 12.01(b), 12.01(c) or 12.01(d) shall give prompt written notice of such termination to the other party.

          Section 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from (i) fraud, (ii) the willful  failure of either party to fulfill a condition to the performance of the obligations of the other party, or to perform a covenant of this Agreement or (iii) the willful breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such fraud, failure or breach.  The provisions of Sections 6.01, 7.06 and 12.02 and Article 13 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

          Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

Kraft Foods Global, Inc. c/o Kraft Foods Inc. Three Lakes Drive Northfield, Illinois 60093-2753 Attention: General Counsel Fax: (847) 646-2950

with a copy (which shall not constitute notice to Seller) to:

Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Attention: Nancy L. Sanborn Fax: (212) 450-3800

if to Buyer, to:

Wm. Wrigley Jr. Company 410 North Michigan Avenue Chicago, Illinois 60611 Attention: Howard Malovany Fax: (312) 645-3533

with a copy (which shall not constitute notice to Buyer) to:

Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606-1285 Attention: William R. Kunkel Fax: (312) 407-8514

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          Section 13.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 13.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          Section 13.04.  Successors and Assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided that Buyer may assign, in its sole discretion and without prior written consent, any or all of its rights to the Business, the Purchased Assets or the Assumed Liabilities to a Subsidiary of Buyer, but no such assignment shall relieve Buyer of any of its obligations hereunder or with respect to any of the Assumed Liabilities.  Subject to the preceding sentence, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 13.05.  Governing Law.  Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.  From and after the Closing Date, except as otherwise set forth in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with those rules.  The place of any such arbitration shall be New York, New York.  The parties undertake to voluntarily comply with the arbitration award as soon as it becomes final.

          Section 13.06.  Mediation.  If a dispute arises after the Closing between the parties arising out of or relating to any of the Transaction Documents or the transactions contemplated hereby or thereby, prior to the commencement of any action, suit or proceeding relating thereto, or the commencement of binding arbitration as contemplated by 13.05, the parties shall submit to nonbinding mediation.

          Section 13.07.  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

          Section 13.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 13.09.  Counterparts; Effectiveness; No Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 13.10.  Entire Agreement.  The Transaction Documents (which includes the annexes, attachments, schedules and exhibits hereto and thereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

          Section 13.11.  Bulk Transfer Laws.  Buyer hereby waives compliance by Seller, and Seller hereby waives compliance by Buyer, with the provisions of any so-called bulk sales or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.  Seller agrees to pay and discharge in due course and will indemnify and save harmless Buyer, from and against all claims made by creditors of Seller or any its Subsidiaries (including any Governmental Entity) based on a violation of applicable bulk sales or bulk transfer laws, including expenses and attorneys’ fees incurred by Buyer in defending against such claims except to the extent any such claims constitute Assumed Liabilities.

          Section 13.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 13.13.  Interest Payable on Amounts Past Due.  The parties agree that all payments required to be made pursuant to this Agreement shall bear interest from and including the date such payment is past due but excluding the date of payment at the Prime Rate in effect from time to time during the period from the date such payment is past due to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed, compounded quarterly.

          Section 13.14.  Captions; Certain References.  (a) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to “$” or “Dollars” shall be to United States dollars and all references to “days” shall be to calendar days unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “without limitation.” Any reference in this Agreement to a statute, rule, regulation or law or similar reference shall be to the same as amended from time to time unless otherwise expressly defined and, if applicable, to the rules and regulations promulgated thereunder.  Unless the context otherwise requires, references in this Agreement to any legal term recognized in the State of New York for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the State of New York be deemed to include what most nearly approximates in that jurisdiction to the legal term under the laws of the State of New York.

          (b)          Any reference in the representations and warranties of Seller or in Section 11.02 to an amount expressed in $ (dollars) shall, where appropriate, also be construed as a reference to the equivalent of that amount in any other applicable currency converted at the official exchange rate for converting US Dollars into such other applicable currency as at the close of business on the last preceding Business Day prior to the relevant date of determination as quoted in the edition of The Wall Street Journal, Eastern Edition published on such last preceding Business Day.

          Section 13.15.  Disclosure Schedule.  (a) From time to time prior to the Closing, Seller may amend the Disclosure Schedule with respect to (i) any matter which existed or occurred on or before the date hereof and which should have been disclosed on the Disclosure Schedule as of the date hereof or (ii) any matter arising after the delivery thereof that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  To the extent that a supplement or amendment of the Disclosure Schedule relates to any fact, event or occurrence which existed or occurred on or before the date hereof, Buyer shall not be obligated to consummate the Closing if the matters disclosed on such supplement or amendment, individually or in the aggregate, would have a Material Adverse Effect.  To the extent that a supplement or amendment of the Disclosure Schedule relates to any fact, event or occurrence arising after the date of this Agreement but prior to the Closing, which fact, event or occurrence does not arise as a result of a breach of any provision of this Agreement, such supplement or amendment of the Disclosure Schedule shall be given effect after the Closing for purposes of determining whether any Indemnified Party is entitled to any rights of indemnification pursuant to Section 11.02.  Any supplement or amendment hereunder shall be provided to Buyer not less than three (3) Business Days prior to the Closing Date.

          (b)          The parties acknowledge and agree that (i) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  If any section of the Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule readily apparent, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section of the Disclosure Schedule.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KRAFT FOODS GLOBAL, INC.

By:	/s/ STEPHEN G. LEE

Name:	Stephen G. Lee
Title:	Vice President

WM. WRIGLEY JR. COMPANY

By:	/s/ HOWARD MALOVANY

Name:	Howard Malovany
Title:	Vice President, Secretary and General Counsel